Exhibit 2.1
                                                    Conformed Copy







                             AGREEMENT
                                AND
                          PLAN OF MERGER

                               among

                        TPG PARTNERS, L.P.

                TPG SHIELD ACQUISITION CORPORATION

                                and

                      DEL MONTE FOODS COMPANY

                            dated as of

                         February 21, 1997

                       amended and restated

                               as of

                          April 14, 1997




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                         TABLE OF CONTENTS

                                                               Page

ARTICLE I  CERTAIN DEFINITIONS                                    2

ARTICLE II  THE RECAPITALIZATION TRANSACTIONS                    10
      2.1  Amendment of DMFC's Articles of Incorporation
           and the Stockholders Agreement                        10
      2.2  Subscription of Sub Stock                             10
      2.3  New Term Loan and New Revolving Credit                10
      2.4  The Senior Subordinated Notes                         10
      2.5  The DMFC Dividend and Repayment of Existing
           Indebtedness                                          11
      2.6  The Merger                                            11
      2.7  Effect of the Merger                                  11
      2.8  Charter, By-laws, Directors and Officers of the
           Surviving Corporation                                 11
      2.9  Conversion or Cancellation of DMFC Common Stock
           and DMFC Preferred Stock                              12
      2.10 Surrender of DMFC Share Certificates; Payment
           for DMFC Common Stock and DMFC Preferred Stock        13

ARTICLE III  CLOSING OF TRANSACTIONS                             15

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF DMFC               15
      4.1  Organization                                          15
      4.2  Authority; Enforceability                             16
      4.3  Capitalization                                        16
      4.4  No Breach                                             17
      4.5  Financial Statements; Certain Actions                 18
      4.6  Consents                                              19
      4.7  Actions and Proceedings                               19
      4.8  Brokers                                               19
      4.9  Taxes and Tax Returns                                 20
      4.10 Title to Property; Sufficiency                        21
      4.11 Real Property                                         21
      4.12 Intellectual Property                                 23
      4.13 Compliance with Legal Requirements                    25
      4.14 Environmental                                         26
      4.15 Outstanding Commitments                               27
      4.16 Employee Benefits                                     27
      4.17 Employee Relations                                    30
      4.18 Insurance                                             30
      4.19 Customers and Suppliers                               30

      4.20 Certain Financial Information                         31
      4.21 Affiliate Transactions                                31
      4.22 Inventory and Accounts Receivable                     31
      4.23 Management Payments                                   32

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASERS          32
      5.1  Organization                                          32
      5.2  Authority; Enforceability                             32
      5.3  No Breach                                             33
      5.4  Consents                                              33
      5.5  Actions and Proceedings                               33
      5.6  Brokers                                               33
      5.7  Availability of Funds                                 33
      5.8  Surviving Corporation After the Merger                34

ARTICLE VI  COVENANTS OF DMFC                                    34
      6.1  Ordinary Course of Business                           34
      6.2  Access to Information                                 37
      6.3  Stockholder Approvals; Stock Conversions              37
      6.4  Cancellation of Certain Arrangements                  38
      6.5  No Shop Provision                                     38
      6.6  Affiliate Transactions                                38
      6.7  Recapitalization Accounting Treatment                 38

ARTICLE VII  COVENANTS OF PURCHASERS                             39
      7.1  Employee Benefits                                     39
      7.2  Executive Arrangements                                39
      7.3  Indemnification: Officers' and Directors' Insurance   40
      7.4  Financing                                             41

ARTICLE VIII  ADDITIONAL AGREEMENTS                              42
      8.1  Company Debt                                          42
      8.2  Further Actions                                       42
      8.3  Certain Notifications                                 43
      8.4  Confidentiality                                       43
      8.5  Fulfillment of Conditions and Certain Notifications   44
      8.6  Expenses and Break-Up Fee                             44

ARTICLE IX  CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS          45
      9.1  Conditions Precedent to Obligations of Purchasers     45
      9.2  Conditions Precedent to Obligations of DMFC           46

ARTICLE X TERMINATION                                            48





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      10.1 Grounds for Termination                               48
      10.2 Effect of Termination                                 49

ARTICLE XI MISCELLANEOUS                                         49
      11.1 Non-Survival of Representations and Warranties        49
      11.2 Publicity                                             49
      11.3 Costs and Expenses                                    49
      11.4 Notices                                               49
      11.5 Counterparts                                          51
      11.6 Entire Agreement                                      51
      11.7 Headings                                              51
      11.8 Governing Law                                         51
      11.9 No Third Party Rights; Assignment                     51
      11.10  Waivers and Amendments                              51
      11.11  Consent to Jurisdiction                             52




Exhibits

Exhibit A-1       Form of Irrevocable Proxy



Schedules

Schedule 2.9(a)   Allocation of Consideration
Schedule 2.9(b)   Calculation of Series F Share Consideration
Schedule 2.10(b)  Persons payable by Purchasers
Schedule 4.1      List of Subsidiaries, etc.
Schedule 4.3(a)   Outstanding Capital Stock, etc.
Schedule 4.3(b)   Liens on Capital Stock
Schedule 4.4      Breaches, etc.
Schedule 4.5      Liabilities
Schedule 4.6      Consents (DMFC)
Schedule 4.7      Actions and Proceedings
Schedule 4.9      Taxes
Schedule 4.10     Permitted Liens
Schedule 4.11     Real Property
Schedule 4.12(a)  Intellectual Property
Schedule 4.12(b)  Infringement of Intellectual Property Rights
Schedule 4.13(a)  Compliance with Legal Requirements
Schedule 4.13(b)  Permits
Schedule 4.14     Environmental Matters
Schedule 4.15     Contracts
Schedule 4.16(a)  Employees Benefit Plans
Schedule 4.16(b)  Qualification of Plans
Schedule 4.16(f)  Certain Employee Benefit Plan Liabilities
Schedule 4.16(g)  Severance Payments, etc.
Schedule 4.16(h)  Changes in Plans
Schedule 4.16(i)  Violations relating to Employment Matters
Schedule 4.16(j)  Certain Liabilities with respect to Employees
Schedule 4.16(k)  Liabilities relating to Plan Insurance Contracts
Schedule 4.16(l)  Indebtedness Owed to Employees
Schedule 4.16(m)  Certain Benefit Arrangements
Schedule 4.17(a)  Employee Relations
Schedule 4.17(b)  Collective Bargaining
Schedule 4.19     Customers and Suppliers
Schedule 4.20(a)  DMFC Combining Statement
Schedule 4.20(b)  Evaluation of Adjusted Calendar Year 1996
Schedule 4.21     Affiliate Transactions

Schedule 6.1      Actions Outside the Ordinary Course of Business
Schedule 6.1(b)(xiv)  1997 Capital Expenditure Plan
Schedule 6.4      Certain Arrangements
Schedule 7.2      Executive Arrangements

           AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 21, 1997, as amended and restated as of April 14, 1997, among TPG Partners, L.P., a Delaware limited partnership ("Parent"), and TPG Shield Acquisition Corporation, a Maryland corporation ("Sub" and, together with Parent, "Purchasers") and Del Monte Foods Company, a Maryland corporation ("DMFC").

           WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of Sub;

           WHEREAS, Sub is a transitory corporation established solely to effect the Merger (as defined below), and each of the new stockholders of Sub is subscribing for shares of Sub for the purpose of acquiring through the Merger an equity interest in the Surviving Corporation (as defined below).

           WHEREAS, the Purchasers and DMFC have heretofore entered into an Agreement and Plan of Merger dated as of February
21, 1997 (the "Original Agreement"), pursuant to which the
Purchasers and DMFC provided for the acquisition of DMFC by Purchasers subject to the terms of the Original Agreement;

           WHEREAS, the parties to the Original Agreement desire to amend and restate the Original Agreement in order to provide for the Recapitalization (as defined below);

           WHEREAS, the Boards of Directors of DMFC and Sub, and Parent, as sole stockholder of Sub, have approved a merger of Sub with and into DMFC upon the terms and subject to the conditions set forth in this Agreement (the "Merger");

           WHEREAS, stockholders of DMFC have granted to Purchasers irrevocable proxies with respect to at least 66-2/3% of the shares outstanding of each class of DMFC Common Stock (as defined below) and of each series of DMFC Preferred Stock (as defined below) authorizing the approval of the Merger as set forth in the Original Agreement, amended to the extent necessary to permit the transactions contemplated thereby to be accounted for pursuant to recapitalization accounting (the "Recapitalization"); and

           WHEREAS, in order to effect the Recapitalization, the parties hereto and certain other parties named herein desire to consummate, as of the Closing (as defined below), a series of related transactions, including, without limitation, the following transactions: (i) the amendment of the Articles of Incorporation of DMFC and the Stockholders Agreement (as defined below); (ii) the subscription by Parent and certain other equity investors of newly issued shares of common stock, par value $0.01 per share, of Sub ("Sub Common Stock"); (iii) the making of new secured and senior subordinated financing to the Company (as defined below); (iv) the repayment of certain existing indebtedness of the Company; and (v) the Merger.

           NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, and subject to the satisfaction or waiver of the conditions to this Agreement, the parties hereto hereby agree as follows:


                             ARTICLE I

                        CERTAIN DEFINITIONS

           1.1 Capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement (such terms to be equally applicable to the singular and plural forms thereof).

           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; for purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

           "Assets" means all Properties of a member of the Del
Monte Group.

           "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended.

           "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of DMFC.

           "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of DMFC.

           "Class C Common Stock" means the Class C Common Stock, par value $.01 per share, of DMFC.

           "Class D Common Stock" means the Class D Common Stock, par value $.01 per share, of DMFC.

           "Class E Common Stock" means the Class E Common Stock, par value $.01 per share, of DMFC.

           "Class F Common Stock" means the Class F Common Stock, par value $.01 per share, of DMFC.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Company" means Del Monte Corporation, a New York corporation and a wholly-owned subsidiary of DMFC.

           "Contracts" means any and all written and enforceable oral contracts, agreements, guarantees, commitments, arrangements, leases, licenses, mortgages, bonds, notes and other instruments and obligations, excluding any Permits.

           "Del Monte" means DMFC and the Company.

           "Del Monte Group" means DMFC, the Company and the
Subsidiaries of the Company.

           "Department" means the State Department of Assessments and Taxation of Maryland.

           "DMFC Common Stock" means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D
Common Stock, the Class E Common Stock and the Class F Common
Stock.

           "DMFC Preferred Stock" means the Series A Preferred
Stock, the Series B Preferred Stock, the Series C Preferred
Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

           "DMFC's Knowledge" means the actual knowledge of, without any inquiry being required by, Brian E. Haycox, Paul H. Mullan,
David L. Meyers, Thomas E. Gibbons, Glynn Phillips, David M.
Little, William R. Sawyers, Richard L. French, Mark Buxton, Janet
Shestakov, Steven Ronzone and William Spain.

           "Dollars" or "$" means the lawful currency of the United States of America.

           "Effective Time" means the time and date when the Articles of Merger are accepted for record by the Department.

           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

           "ERISA Affiliate" means any person (as defined in Section 3(9) of ERISA), including each trade or business (whether or not incorporated), which would be deemed to be a member of a single "controlled group" within the meaning of Section 414(b),
(c), (m) or (o) of the Code with any member of the Del Monte
Group.

           "Existing Debt" means the debt of the Company outstanding at the Closing Date under the Term Loan Agreement, the Revolving Credit Agreement, the PIK Notes and the 12-1/4% Subordinated Guaranteed Pay-In-Kind Notes, if any, due 2002 of the Company.

           "Existing Senior Debt" means the debt of the Company outstanding from time to time under the Term Loan Agreement and the Revolving Credit Agreement.

           "Financial Statements" means the audited consolidated financial statements of DMFC as of, and for the three years ended, June 30, 1996, and the unaudited financial statements of DMFC as of, and for the six months ended, December 31, 1996.

           "Financing Agreements" means the Senior Secured Credit
Agreement and the Senior Subordinated Financing Agreement.

           "GAAP" shall mean generally accepted accounting principles in the United States of America which are applicable to the circumstances as of the date of determination.

           "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

           "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

           "Intellectual Property Rights" means the Trademarks and any and all patents, copyrights, formulas, inventions, technical information, know-how, technology, proprietary designs, processes, trade secrets, rights in plant varieties, and other similar intellectual property rights and any registrations and applications therefor owned or filed by any member of the Del Monte Group or currently used in, or required for the Operations, and all Contracts for the licensing or sub-licensing of the same to or from third parties.

           "January Balance Sheet" means the unaudited consolidated balance sheet of DMFC as of January 26, 1997.

           "Judgments" means any and all judgments, orders, directives, rulings, decisions, injunctions (temporary, preliminary or permanent), decrees or awards of any Governmental
Authority.

           "Laws" means all laws (whether statutory or otherwise), rules, regulations and Judgments of all Governmental
Authorities.

           "Legal Requirements" means any and all applicable (i)
Laws, (ii) Contracts with any Governmental Authority relating to compliance with Laws and (iii) Permits.

           "Liens" means any and all liens, mortgages, charges, security interests, claims, leases, charges, options, rights of first refusal, easements, or other real estate declarations, covenants, conditions, restrictions or servitudes, transfer restrictions, encumbrances or other similar restrictions or limitations of any nature whatsoever.

           "Loss" means any loss, liability, damage, cost or expense whatsoever (including, without limitation, reasonable attorneys' fees and expenses).

           "Material Adverse Effect" means a material adverse effect on the business operations, properties or financial condition of the Del Monte Group taken as a whole or on the fruit or vegetable business of the Del Monte Group, and shall include any effect that would reasonably be expected to have such a material adverse effect.

           "Material Contract" means:

                (i) any Contract which, in any case, involves future payments (including reasonably anticipated potential payments) thereunder of $10,000,000 or more in the aggregate or $2,000,000 or more in any year (or its equivalent in any currency); and

                (ii) any Contract which:

                     (A)  is with any labor union or association
representing employees;

                     (B)  limits or affects the freedom of any
member of the Del Monte Group (other than a Subsidiary of the Company) to engage in any line of business in any geographic area;

                     (C) relates to the borrowing of money, or the guaranteeing of any such borrowing;

                     (D) is a material partnership, joint venture, shareholders' or other similar contract with any Person;

                     (E)  other than this Agreement (A) limits or
contains restrictions on the ability of any member of the Del Monte Group (other than a Subsidiary of the Company) to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any lien, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) requires any member of the Del Monte Group (other than Subsidiaries of the Company) to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

                     (F) is with any of the stockholders of DMFC or any Affiliate thereof;

                     (G) is to acquire or dispose of all or part of the equity securities of any business and any buy/sell or other Contract relating to the purchase or sale of capital stock of any member of the Del Monte Group;

                     (H)  is a guarantee of third party obligations;

                     (I) is a material license (whether as licensor or licensee) or similar agreement permitting the use of any Intellectual Property Rights; or

                     (J) is a broker or finder's agreement.

           "MGCL" means the Maryland General Corporation Law.

           "Morgan Stanley" means Morgan Stanley & Co. Incorporated.

           "New Revolving Credit" means the revolving credit to be made available to the Company by the Senior Secured Lenders pursuant to the Senior Secured Credit Agreement for an aggregate amount of up to $350.0 million.

           "New Term Loan" means the loan to be made to the Company by the Senior Secured Lenders pursuant to the Senior Secured Credit Agreement for an aggregate amount of $380.0 million.
           "Operations" means all businesses and activities currently conducted by the Del Monte Group including, but not limited to, the manufacturing, processing, assembling, packaging, distribution and marketing of canned or packaged vegetables, fruits, tomato products, pineapples and all other products currently sold by the Del Monte Group.

           "Permits" means any and all written permits, authorizations, approvals, registrations, waivers, variances and licenses under any (x) Laws or (y) Contracts with any Governmental Authority relating to compliance with Laws.

           "Permitted Encumbrances" means any of the following:
(i) Liens listed on Schedule 4.10; (ii) Liens for Taxes accrued but not yet due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which, if required at such time by GAAP, adequate provision has been made; (iii) Liens that, either individually or in the aggregate, would not have a Material Adverse Effect; (iv) statutory liens of carriers, warehousemen, mechanics, workmen and materialmen for liabilities and obligations incurred in the ordinary course of business that are not yet delinquent or are being contested in good faith; (v) Liens disclosed in the Financial Statements; and
(vi) Liens which constitute (A) valid leases or subleases from any member of the Del Monte Group to third parties, (B) security agreements and licenses with respect to Intellectual Property Rights entered into between any member of the Del Monte Group and third parties or (C) security agreements entered into by any member of the Del Monte Group pursuant to the Term Loan Agreement, Revolving Credit Agreement or PIK Note Indenture.

           "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

           "PIK Note Indenture" means the Indenture among the Company, DMFC and Bankers Trust Company, dated as of September 1,
1996, relating to the Senior Subordinated Pay-in-Kind Notes due
2002 of the Company.

           "PIK Notes" means the Senior Subordinated Guaranteed
PIK Notes due 2002 of the Company, guaranteed by DMFC, issued under the PIK Note Indenture.

           "Properties" means all properties and assets (real, personal or mixed, tangible or intangible) owned or leased by any Person.

           "Purchase Price" means $436,000,000 reduced by the amount of cash not paid upon conversion of shares of Series F Preferred Stock as a result of holders of such shares electing stock consideration rather than cash consideration in accordance with Section 2.9(b) of this Agreement.
           "Revolving Credit Agreement" means the Amended and Restated Revolving Loan and Security Agreement, dated as of June 15, 1995, among the Company, certain lenders party thereto and Bank America Business Credit, Inc., as Agent, as amended on December 8, 1995, December 15, 1995 and September 11, 1996.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Seller's Group" means (a) any "affiliated group", as defined in Section 1504(a) of the Code, that includes or at any time included DMFC or any predecessor of or successor to DMFC (or another such predecessor or successor) and (b) any group of one or more corporations that includes or at any time included DMFC or any predecessor of or successor to DMFC (or another such predecessor or successor) that is or was required to file or have filed a return on a consolidated or combined basis for the purposes of any Law relating to Taxes.

           "Senior Secured Credit Agreement" means that certain senior secured term and revolving loan agreement to be entered into between the Company and the Senior Secured Lenders pursuant to the Commitment Letters.

           "Senior Secured Lenders" means Bank of America
National Trust and Savings Association and Bankers Trust Company and the other lenders pursuant to the Senior Secured Credit
Agreement.

           "Senior Subordinated Financing Agreement" means that certain senior subordinated financing agreement to be entered into between the Company and the Senior Subordinated Placement
Agents pursuant to the Commitment Letters.

           "Senior Subordinated Notes" means the notes to be issued by the Company and to be privately placed by the Senior Subordinated Placement Agents pursuant to the Senior Subordinated Financing Agreement in an aggregate amount of $150.0 million.

           "Senior Subordinated Placement Agents" means BT Securities Corporation, BankAmerica Securities, Inc. and Bear, Stearns & Co. Inc.

           "Series A Preferred Stock" means the Series A
Cumulative Exchangeable Preferred Stock, par value $.01 per share, of DMFC, which has been issued in two sub-series, Series
A-1 and Series A-2.

           "Series B Preferred Stock" means the Series B
Cumulative Exchangeable Preferred Stock, par value $.01 per share, of DMFC.

           "Series C Preferred Stock" means the Series C
Cumulative Preferred Stock, par value $.01 per share, of DMFC.

           "Series D Preferred Stock" means the Series D
Cumulative Preferred Stock, par value $.01 per share, of DMFC.

           "Series E Preferred Stock" means the Series E
Cumulative Preferred Stock, par value $.01 per share, of DMFC.

           "Series F Preferred Stock" means the Series F
Cumulative Preferred Stock, par value $.01 per share, of DMFC.

           "Specified Real Estate" means the tracts or parcels of land listed on Schedule 4.11 and marked with an asterisk, together with all buildings, structures, fixtures and improvements located thereon or relating thereto, owned or leased by any member of the Del Monte Group.

           "Stockholders Agreement" means the Stockholders Agreement, dated as of January 9, 1990, among DMFC (formerly DMPF Holdings Corp.) and the signatories thereto, as amended by Amendment No. 1 thereto dated as of February 9, 1990, Amendment No. 2 thereto dated as of June 11, 1990 and the Amendment and Waiver of Stockholders Agreement dated as of January 9, 1997.

           "Subsidiary", as it relates to any Person, means a corporation of which such Person owns, directly or indirectly, more than 50% of the common stock.

           "Tax" and "Taxes" means (i) all taxes, assessments, levies, imposts, duties, license fees, registration fees, withholdings, or other similar governmental charges, including, without limitation, income taxes, gross receipts, windfall profits, severance, property, production use, license, employment, payroll, goods and services and franchise taxes, transfer taxes or fees, sales taxes, excise taxes, ad valorem taxes, withholding taxes, minimum taxes and social security taxes and (ii) any interest, penalties or additions to tax imposed on a Tax described in clause (i) hereof, imposed by the United States, or any state, county, local or foreign government or subdivision or agency of any of the foregoing.

           "Tax Returns" means all reports, estimates, information statements and returns relating to or required to be filed in connection with any Taxes (including any attached schedules), including, without limitation, any claims or refunds, amended returns and declarations of estimated Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority.

           "Term Loan Agreement" means the Term Loan and Security
Agreement dated as of June 15, 1995 among the Company, certain financial institutions party thereto, and General Electric
Capital Corporation, as Agent, as amended on December 8, 1995,
December 15, 1995 and September 11, 1996.

           "Trademarks" means (i) any and all trademarks, service marks, certification marks, trade dress, assumed names and trade names (in each case whether registered or unregistered), and any applications and registrations therefor, used or held by any member of the Del Monte Group in connection with the Assets or Operations and (ii) the goodwill of the Operations in connection with which such marks, registrations or applications have been us

                             ARTICLE II

                 THE RECAPITALIZATION TRANSACTIONS

           Upon the terms and subject to the conditions of this Agreement, the parties hereto and other parties referred to herein shall enter into the following transactions:

           2.1 Amendment of DMFC's Articles of Incorporation and the Stockholders Agreement. On or prior to the Closing Date, the Articles of Incorporation of DMFC and the Stockholders Agreement shall be amended in a manner consistent with, and to the extent necessary to permit consummation of, the transactions contemplated hereby.

           2.2 Subscription of Sub Stock. At the Closing, Sub shall issue (i) to Parent 98,347.62 shares of Sub Common Stock for $99,347,618.13; (ii) to TPG Parallel, L.P. ("TPG Parallel") 9,900.74 shares of Sub Common Stock for $9,900,741.87; (iii) to BankAmerica Investment Corporation ("BAIC") 4,500 shares of Sub Common Stock for $4,500,000; (iv) to MIG Partners III ("MIG") 500 shares of Sub Common Stock for $500,000; (v) to BT Investment Partners, Inc. ("BTIP") 5,000 shares of Sub Common Stock for $5,000,000; (vi) to Westar Capital ("Westar") 5,000 shares of Sub Common Stock for $5,000,000, all in accordance with the terms of the Common Stock Subscription Agreement, dated as of April 18, 1997, among Sub, Parent, TPG Parallel, BAIC, MIG, BTIP and Westar; and (vii) to TCW Capital Investment Corporation and/or one or more of its Affiliates ("TCW") 1,500 shares of Sub Common Stock for $1,500,000. At the Closing, Sub shall issue (x) to Parent 15,914.045 shares and to TPG Parallel 1,585.955 shares of Series A Redeemable Preferred Stock, $.01 par value per share, of Sub ("Sub Series A Preferred Stock") for $15,914,045 and $1,585,955, respectively, and (y) to TCW 17,500 shares of Series B Redeemable Preferred Stock, $.01 par value per share, of Sub ("Sub Series B Preferred Stock"), all in accordance with the terms of the Preferred Stock Subscription Agreement, dated as of April 18, 1997, among Sub, Parent and TCW.

           2.3 New Term Loan and New Revolving Credit. At the Closing, the Company shall issue notes in the aggregate principal amount of $380.0 million of New Term Loan Notes and advances of $111 million under the New Revolving Credit Notes, pursuant to the terms of the Senior Secured Credit Agreement, against payment by the Senior Secured Lenders to the Company of the proceeds of such New Term Loan and such New Revolving Credit.

           2.4 The Senior Subordinated Notes. At the Closing, pursuant to the terms of the Senior Subordinated Financing Agreement, the Company shall issue one or more Senior Subordinated Notes in an aggregate principal amount of $150 million, with net proceeds to the Company of approximately $146.9 million, which shall be privately placed by the Senior Subordinated Placement Agents pursuant to Rule 144A of the Securities Act, against payment to the Company of the proceeds from the sale of the Senior Subordinated Notes.

           2.5 The DMFC Dividend and Repayment of Existing Indebtedness. Subject to the receipt of the proceeds pursuant to the financing transactions set forth in Sections 2.3 and 2.4, on the Closing Date, the Company shall declare and pay a dividend of approximately $265 million to DMFC and shall pay in full all of the Existing Debt, including the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, the Existing Debt, but not any undrawn principal amounts under outstanding letters of credit (the aggregate amount of such obligations, the "Debt Retirement Payment").

           2.6 The Merger. At the Effective Time, subject to the terms and conditions of this Agreement, Sub shall be merged with and into DMFC in accordance with the laws of the State of Maryland, with DMFC being the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"). The Merger shall be effective when properly executed and acknowledged Articles of Merger (together with any other documents required by law to effectuate the Merger) shall be filed with and accepted for recording by the Department, which filing shall be made promptly following the consummation of transactions contemplated by Sections 2.1, 2.2, 2.3, 2.4 and 2.5 of this Agreement.

           2.7 Effect of the Merger. By virtue of the Merger, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Sub and DMFC and shall by operation of law assume and be liable for all the liabilities, obligations and penalties of Sub and DMFC.

           2.8 Charter, By-laws, Directors and Officers of the Surviving Corporation.

           (a) From and after the Effective Time, the Charter of Sub in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until altered, amended or repealed in accordance with applicable law, except that, at the Effective Time, Article I of such Charter shall be amended to read as follows: "The name of the Corporation is Del Monte Foods Company."

           (b) From and after the Effective Time, the By-laws of Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until further altered, amended or repealed in accordance with applicable law.

           (c) From and after the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of DMFC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until such time as their successors have been elected and have qualified in accordance with the Charter and By-laws of the Surviving Corporation and applicable law unless sooner removed, retired, disqualified or deceased.

           2.9 Conversion or Cancellation of DMFC Common Stock and DMFC Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

           (a) Each share of DMFC Common Stock or DMFC Preferred Stock (other than (i) shares of DMFC Common Stock or DMFC Preferred Stock held by persons who have taken all steps necessary to perfect their rights to an appraisal of the fair value of such shares under Sections 3-202 et seq. of the MGCL ("Dissenting Shares") or (ii) Elected Shares (as defined below)) shall be cancelled and shall be converted into the right to receive in cash the consideration applicable to such share in accordance with Schedule 2.9(a) hereto, which schedule shall be provided to Purchasers by DMFC within five business days after the date of this Agreement. If, in accordance with Maryland law, any holder of Dissenting Shares shall fail to perfect, effectively withdraw or lose his right to payment of the fair value for his shares of DMFC Common Stock or DMFC Preferred Stock, each such share shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive in cash the consideration applicable to such share in accordance with Schedule 2.9(a).

           (b) At the election of the holder thereof in accordance with this Section 2.9(b), each share of Series F Preferred Stock held by such holder (an "Electing Shareholder") shall be converted into a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") determined in the manner set forth in
Schedule 2.9(b) hereto (the "Series F Share Consideration"), in lieu of the cash consideration provided for in Section 2.9(a) of this Agreement. In order to elect to receive the Series F Share Consideration in lieu of cash consideration, an Electing Shareholder must furnish to the Secretary of DMFC, on or before the fifth business day immediately preceding the Closing Date, written notice to DMFC and each of the Purchasers effectively (i) waiving any right of such Electing Shareholder to receive the cash consideration provided for in Section 2.9(a) of this

Agreement with respect to, and (ii) electing to receive the Series F Share Consideration in exchange for, in each case, all or a portion of such Electing Shareholder's shares of Series F Preferred Stock. For purposes of this Agreement, shares of Series F Preferred Stock with respect to which an election to receive the Series F Share Consideration is made shall be referred to as "Elected Shares."

           (c) The holders of shares of DMFC Common Stock and DMFC Preferred Stock shall cease to have any rights as stockholders of DMFC, including any right to receive dividends, whether or not previously declared and unpaid, (except such rights, if any, as they may have pursuant to Section 3-202 of the
MGCL) and their sole right shall be the right to receive, as the case may be, (i) the cash into which their shares of DMFC Common Stock or DMFC Preferred Stock have been converted by the Merger as provided in Section 2.9(a) or (ii) in the case of Elected Shares, the Surviving Corporation Common Stock into which such Elected Shares shall have been converted in the Merger pursuant to Section 2.9(b) of this Agreement.

           (d) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Common Stock.

           (e) Each share of Sub Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series A Redeemable Preferred Stock of the Surviving Corporation ("Surviving Corporation Series A Preferred Stock"). Each share of Sub Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series B Redeemable Preferred Stock of the Surviving Corporation ("Surviving Corporation Series B Preferred Stock"). The terms of the Surviving Corporation Series A Preferred Stock and the Surviving Corporation Series B Preferred Stock shall be substantially the same as the terms of the Sub Series A Preferred Stock and Sub Series B Preferred Stock, respectively.

           2.10 Surrender of DMFC Share Certificates; Payment for DMFC Common Stock and DMFC Preferred Stock.

           (a) Prior to the Closing, Sub shall select a bank or other financial institution acceptable to DMFC to serve as the Paying Agent (the "Paying Agent").
           (b) At the Closing, immediately after the Effective Time, Purchasers shall cause payments to be made to such Persons who are identified on Schedule 2.10(b) to be provided by DMFC to Purchasers no later than five days before the Closing and who have surrendered to Sub one or more certificates which, immediately prior to the Effective Time, represent shares of DMFC Common Stock or DMFC Preferred Stock ("DMFC Share Certificates"), together with a duly executed letter of transmittal in form reasonably acceptable to Purchasers and the Company, of the amount of cash into which the shares of DMFC Common Stock or DMFC Preferred Stock theretofore represented by the DMFC Share Certificate so surrendered by such Person shall have been converted pursuant to the provisions of this Article II and the DMFC Share Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable on the surrender of the DMFC Share Certificates. At the Closing, Purchasers shall deliver to the Paying Agent, for the benefit of the holders of DMFC Common Stock and DMFC Preferred Stock (other than Electing Shareholders) not listed on Schedule 2.10(b) and Persons who are identified on
Schedule 2.10(b) who have not delivered DMFC Share Certificates or the required letter of transmittal, funds in the aggregate amount into which such shares of DMFC Common Stock or DMFC Preferred Stock shall have been converted pursuant to the provisions of this Article II. The total amount paid by Purchasers under this Section 2.10(b) shall be, and shall not in any event exceed, the Purchase Price.

           (c) Within 10 business days after the Effective Time, the Surviving Corporation shall mail to each holder of record (other than Sub, any Affiliate of Sub, or any Subsidiary of DMFC or the Company) of DMFC Share Certificates not surrendered pursuant to subsection (b) above, (i) a letter of transmittal in form reasonably acceptable to Purchasers and the Company, and
(ii) instructions for effecting the surrender of DMFC Share Certificates for payment therefor. Within three days following surrender of a DMFC Share Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly executed, the Paying Agent shall remit to the holder of such DMFC Share Certificate the amount of cash into which the shares of DMFC Common Stock or DMFC Preferred Stock theretofore represented by the DMFC Share Certificate so surrendered shall have been converted pursuant to the provisions of this Article II and the DMFC Share Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable on the surrender of the DMFC Share Certificates.

           (d) In the event that any DMFC Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such DMFC Share Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed DMFC Share Certificate the cash payable in respect thereof as determined in accordance with this Article II, except that when authorizing such payment, the Board of Directors or a duly authorized officer of the Surviving Corporation may, in its discretion and as a condition to such payment, require the owner of such DMFC Share Certificate to give the Surviving Corporation an indemnity, in form and substance reasonably satisfactory to the Surviving Corporation, against any loss or claim arising as a result of the issuance of a new certificate.

           (e) All unclaimed cash held by the Paying Agent on the first anniversary of the Effective Time shall be returned by it to the Surviving Corporation, and thereafter any DMFC Share Certificates not yet surrendered shall be surrendered to, and payment therefor delivered by, the Surviving Corporation.

           (f) After the Effective Time, there shall be no further registration of transfers on the stock ledger of the Surviving Corporation of the shares of DMFC Common Stock or DMFC Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, DMFC Share Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for such consideration as provided in this Article II.

           (g) The parties to this Agreement acknowledge that Purchasers, Del Monte and certain stockholders of DMFC have entered into an agreement dated April 14, 1997 (the "Escrow Agreement"), pursuant to which $7,681,568.98 of the Purchase Price (the "Escrow Amount") will be deposited by DMFC into escrow and that the Escrow Amount will be distributed pursuant to the terms of the Escrow Agreement.


                            ARTICLE III

                      CLOSING OF TRANSACTIONS

           The closing of the transactions provided for in this Agreement (the "Closing") shall be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, (x) at 10:00 A.M. on the fifth business day after the conditions specified in Sections 9.1(d) and (e) and 9.2(d) and
(e) have been satisfied or (y) at such other time and date after each of the conditions set forth in Article IX of this Agreement shall have been fulfilled or waived in accordance herewith as the parties hereto may designate by mutual consent. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing: (i) the parties shall exchange the documents referred to in Article IX; (ii) Sub shall make the payments of cash to the holders of DMFC Common Stock and DMFC Preferred Stock listed on Schedule 2.10(b) and to the Paying Agent, on behalf of all other holders of DMFC Common Stock and DMFC Preferred Stock (other than Electing Shareholders) required by Section 2.10(b), by wire transfer of immediately available funds; and (iii) Purchasers shall cause the Articles of Merger to be filed for record with the Department.

                            ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF DMFC

           DMFC hereby represents and warrants to Purchasers that:

           4.1 Organization. Each of DMFC and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each of DMFC, the Company and each of the Company's Subsidiaries has full corporate power and authority to own or lease and operate its Properties and to conduct its business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each of DMFC, the Company and each of the Company's Subsidiaries is duly licensed or qualified and in good standing in all jurisdictions in which the character of the Properties owned or leased by it or the nature of its business requires it to be so licensed or qualified except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Attached hereto as Schedule 4.1 is a list, true and complete in all material respects, of each Subsidiary of the Company indicating its jurisdiction of incorporation and the nature and level of ownership in such Subsidiary by the Company. The Company is the sole direct subsidiary of DMFC. Copies, true and complete in all material respects, of the Charter and By-laws and other governing documents of DMFC and the Company have previously been made available to Purchasers.

           4.2 Authority; Enforceability. DMFC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors of DMFC, and no other corporate approval on the part of DMFC is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby, except for the approval of the Merger by the stockholders of DMFC. This Agreement has been duly executed and delivered by DMFC and, subject only to the approval of the Merger by the stockholders of DMFC (and assuming due authorization, execution and delivery by the Purchasers), constitutes a legal, valid and binding obligation of DMFC, enforceable against DMFC in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

           4.3  Capitalization.

           (a) As of the date hereof, the entire authorized capital stock of DMFC consists of (i) 16,523,000 shares of Series A Preferred Stock, of which 8,858,349 shares are outstanding,
(ii) 3,616,000 shares of Series B Preferred Stock, of which 1,730,206 shares are outstanding, (iii) 2,900,000 shares of Series C Preferred Stock, of which 1,522,353 shares are outstanding, (iv) 1,554,000 shares of Series D Preferred Stock, of which 1,466,582 shares are outstanding, (v) 5,000,000 shares of Series E Preferred Stock, of which 3,596,867 shares are outstanding, (vi) 2,900,000 shares of Series F Preferred Stock, of which 1,153,091 are outstanding, (vii) 1,000,000 shares of Class A Common Stock, of which 198,468 shares are outstanding, (viii) 150,000 shares of Class B Common Stock, none of which is outstanding, (ix) 550,000 shares of Class C Common Stock, of which 6,903 shares are outstanding, (x) 550,000 shares of Class D Common Stock, of which 102,483 shares are outstanding, (xi) 550,000 shares of Class E Common Stock of which 25,000 shares are outstanding and (xii) 550,000 shares of Class F Common Stock of which 50,000 shares are outstanding. All of such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 4.3(a) sets forth the issued and outstanding shares of the capital stock of DMFC, the names of the holders of record of such shares, the liquidation value as of January 31, 1997 of each class of DMFC Preferred Stock and the dividends in arrears as of such date in respect of each class of DMFC Preferred Stock.

           (b) The entire authorized capital stock of the Company consists of 2,000 shares of common stock, par value $1.00 per share, of which 100 shares are outstanding and no shares are held in treasury. All of such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and are owned by DMFC, free and clear of all Liens other than as set forth in Schedule 4.3(b).

           (c) Other than as set forth in the Charter of DMFC or the Stockholders Agreement, there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever obligating any member of the Del Monte Group to issue, deliver, sell or acquire or cause to be issued, delivered, sold or acquired, any shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of any of them or obligating any of them to grant, extend or enter into any such agreement or commitment, and there are no other obligations of any kind which would require any Person to sell, pledge, transfer or register any shares of capital stock of DMFC.

           (d) All of the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable, and all of such outstanding shares will, at the Closing, be owned by the Company, free and clear of all Liens. Except as set forth in Schedules 4.1 and 4.3(b), neither DMFC, the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any other Person other than a Subsidiary.

           (e) As of the fiscal January close (January 26, 1997), there was an aggregate of $210.5 million of Existing Senior Debt, comprised of $115.9 million under the Term Loan Agreement and $94.6 million under the Revolving Credit Agreement, and an aggregate accreted face amount (including accrued interest) of $153.6 million of

PIK Notes and the Accounts Payable-Trade as of that date were $62.4 million, all as reflected on the January Balance
Sheet.

           4.4 No Breach. Except as set forth on Schedule 4.4 or as would not impair the ability of DMFC to consummate the Merger, and would not have a Material Adverse Effect, each of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) conflict with or violate any provision of the Charter, By-laws or any other governing document of any member of the Del Monte Group, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to accelerate, terminate or receive any payment, or constitute a default, event of default or an event which with notice, lapse of time, or both, would constitute a default or event of default, under the terms of, any Permit or Contract to which any member of the Del Monte Group (other than a Subsidiary of the Company) is a party or by which any of them or their respective Assets are bound, (iii) result in the creation of any Liens upon any of their respective Assets or (iv) constitute a violation by any member of the Del Monte Group of any Legal Requirement.

           4.5  Financial Statements; Certain Actions.

           (a) DMFC has provided to Purchasers copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied and followed throughout the periods indicated (except as noted thereon), and present fairly, in all material respects, the consolidated financial position of DMFC as of December 31, 1996, and as of June 30, 1996, June 30, 1995 and June 30, 1994, and the
consolidated results of operations of DMFC for the six-month period or the fiscal years then ended.

           (b) As of June 30, 1996 and December 31, 1996, no member of the Del Monte Group had any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, which were required by GAAP to be reflected in the audited consolidated balance sheet of DMFC as of June 30, 1996 (the "June 30, 1996 Balance Sheet") or the unaudited consolidated balance sheet of DMFC as of December
31, 1996 (the "December 31, 1996 Balance Sheet"), respectively, of DMFC (collectively, "Liabilities" and individually, a "Liability"), that were not so reflected or reserved against in the June 30, 1996 Balance Sheet or the December 31, 1996 Balance Sheet, respectively, or specifically disclosed or provided for in the respective notes thereto. Except as set forth in Schedule
4.5, no member of the Del Monte Group has incurred any Liabilities since December 31, 1996 except Liabilities incurred in the usual and ordinary course of business consistent with past practice or in connection with the performance of this Agreement or that would not have a Material Adverse Effect.

           (c) Except as set forth on Schedule 4.5, since
December 31, 1996, DMFC, the Company and its Subsidiaries have not:

                (i) through the date hereof, suffered any event or condition which had a Material Adverse Effect;

                (ii) split, combined or reclassified its outstanding capital stock or declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of any member of the Del Monte Group (in cash or otherwise), except dividends in kind in respect of the Preferred Stock;

                (iii) other than in the ordinary course of business, (A) incurred any indebtedness for borrowed money or varied the material terms of any existing debt securities, or (B) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other security of any member of the Del Monte Group or any debt securities;

                (iv) sold, mortgaged, pledged, subjected to any Lien or otherwise disposed of any material Assets or properties, except for the sale of inventory and disposition of obsolete equipment in the ordinary course of business;

                (v) taken any other action that, if it occurred after the date of this Agreement and prior to the Closing Date, would be prohibited by Section 6.1; or

                (vi) authorized or proposed, or agreed to take, any of the actions set forth in the foregoing subparagraphs (i) through (v).

           4.6 Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration ("Consent") of or by, or filing with, any Governmental Authority is required to be made or obtained by DMFC or any other member of the Del Monte Group in connection with (i) the execution, delivery and performance of this Agreement or (ii) the consummation of the Merger, other than (a) those the failure of which to be made or obtained, individually or in the aggregate, would not have a Material Adverse Effect, (b) those set forth in
Schedule 4.6 and (c) Consents and filings under the HSR Act and the MGCL.

           4.7 Actions and Proceedings. Except as set forth in
Schedule 4.7, there is no action, suit or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (each, a "Proceeding" and collectively, "Proceedings") (in each case, whether or not the defense thereof or Liability in respect thereof is covered by policies of insurance) pending (to
DMFC's Knowledge in the case of any such investigation) or, to DMFC's Knowledge, threatened, nor any Judgment (which has not been discharged), against any member of the Del Monte Group nor any mandatory or voluntary recall of products or stock rotation by any member of the Del Monte Group pending or, to DMFC's Knowledge, threatened, that, if adversely determined, would result in a Liability for any member of the Del Monte Group in excess of $1,000,000 or otherwise, either individually or in the aggregate, would have a Material Adverse Effect. Schedule 4.7 also sets forth a description of each and every currently outstanding material written claim known to any member of the Del Monte Group, including the amount thereof, against any member of the Del Monte Group for indemnification pursuant to any agreement relating to the purchase or sale of stock or assets by such member of the Del Monte Group. As of the date of this Agreement, no Proceeding is pending (to DMFC's Knowledge in the case of any such investigation) or, to DMFC's Knowledge, threatened in writing against DMFC or any other member of the Del Monte Group before any Governmental Authority to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the transactions contemplated hereby.

           4.8 Brokers. No member of the Del Monte Group nor anyone acting on behalf of any member of the Del Monte Group has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees or other similar compensation in connection with the Merger and the transactions contemplated by this Agreement, other than DMFC's engagement of Morgan Stanley as exclusive agent for DMFC to attempt to arrange the disposition of all or a portion of the Operations. DMFC has provided to Purchasers a true and complete copy of the agreement between DMFC and Morgan Stanley with respect to such engagement.

           4.9  Taxes and Tax Returns.

           (a) Except as set forth on Schedule 4.9, all material Tax Returns of all income and franchise Taxes, including, without limitation, consolidated federal income Tax Returns, of the Seller's Group and all other material Tax Returns required to be filed on or before the date hereof with respect to DMFC and its Subsidiaries or any of their income, properties or operations, have been duly filed in a timely manner (taking into account all extensions of due dates). For purposes of the preceding sentence, the materiality of a Tax Return shall be judged with respect to the Del Monte Group. All material Taxes attributable to DMFC and its Subsidiaries that are or were due and payable as of the date hereof (without regard to whether such Taxes have been assessed), have been paid.

           (b) Except as set forth on Schedule 4.9, the consolidated federal income tax returns of the Seller's Group (exclusive of any Seller's Group that included Merrill, Lynch & Co. or an affiliate (other than DMFC or its subsidiaries)) are closed to assessment, for all years through September 30, 1992. Except as set forth on Schedule 4.9, there is no claim or assessment pending, or, to DMFC's Knowledge, threatened against any member of the Del Monte Group for any alleged deficiency in Taxes, and neither DMFC, the Company nor any Subsidiary of the Company knows of any audit or investigation with respect to any Liability of any member of the Del Monte Group for Taxes. Except as set forth on Schedule 4.9, no deficiencies for any material Taxes have been proposed, asserted or assessed against DMFC or any of its Subsidiaries. Except as set forth on Schedule 4.9, there are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax of DMFC or any of its Subsidiaries.

           (c) To DMFC's knowledge, no consent has been filed relating to the Company or any of its Subsidiaries pursuant to
Section 341(f) of the Code.

           (d) Except as provided on Schedule 4.9, DMFC and each of its Subsidiaries has in all material respects satisfied (including through timely payment to the appropriate taxing authority) all applicable material federal, state, foreign and local withholding Tax and information reporting requirements (including, without limitation, income, social security and employment Tax withholding for all types of compensation) and has furnished or made available to the Purchasers complete and accurate copies of all federal income Tax Returns, and all material state and local income and franchise Tax Returns, and any amendments thereto, filed by such member for tax years ending September 30, 1993, 1994 and 1995.

           (e) DMFC is not a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

           (f) The reported net operating losses and foreign tax credits for federal income tax purposes of DMFC and its Subsidiaries are not subject to limitation on their use under Sections 382 or 383 of the Code, or the rules relating to "separate return limitation years" (excluding any effect of the transactions contemplated by this Agreement).

           (g) Except as set forth on Schedule 4.9, there is no contract, agreement or intercompany account system in existence under which DMFC, the Company or any Subsidiary of the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined or unitary basis with respect to an affiliated group (as defined in Section 1504 of the Code) or with respect to any other group of corporations of which DMFC, the Company or any Subsidiary of the Company is or was a part.

           (h) The representations made in subsections (a), (b),
(c), (e) and (g), insofar as they relate to Taxes attributable to periods including January 10, 1990, or any earlier dates are made to DMFC's Knowledge.

           4.10  Title to Property; Sufficiency.

           (a) Each member of the Del Monte Group has (i) with respect to the Specified Real Estate which is owned by it, good and marketable fee simple title and, with respect to the Specified Real Estate which is leased by it, valid and subsisting leasehold estates, in each instance free and clear of all Liens other than Permitted Encumbrances and (ii) with respect to the owned or leased Assets (other than the Specified Real Estate and Intellectual Property Rights), good title or valid leasehold interests, free and clear of all Liens other than Permitted Encumbrances. The Permitted Encumbrances (other than those on
Schedule 4.10) do not and will not materially adversely affect or interfere with the occupancy, value or current use or operations of the Specified Real Estate nor could such Permitted Encumbrances have a material adverse effect thereon.

           (b) The Assets (other than Intellectual Property Rights) include all Properties (other than Intellectual Property Rights) necessary for the conduct of the Operations, as they are currently being conducted, except where the failure to include any such Properties would not have a Material Adverse Effect.

           4.11  Real Property.

           (a) Schedule 4.11 sets forth a list of all fee and leasehold interests in real property of DMFC, the Company and the Subsidiaries of the Company.

           (b) No member of the Del Monte Group has given or received notice of any material default under any lease of Specified Real Estate under which any member of the Del Monte Group is the lessee of real property (each a "Lease" and collectively the "Leases") and, to DMFC's Knowledge, no member of the Del Monte Group or any other party thereto is in default in any material respect under any of the Leases. Schedule 4.11 contains a complete list of all Leases relating to the Specified Real Estate (including all amendments, modifications, waivers, supplements and other agreements relating thereto). Except as set forth on Schedule 4.11, none of the Leases has been modified in any material respect and such Leases are in full force and effect. Except as set forth in Schedule 4.11, no member of the Del Monte Group has leased, subleased, licensed or assigned, as the case may be, all or any portion of its fee or leasehold interest in any Specified Real Estate to any Person and a member of the Del Monte Group is in sole and exclusive possession of and has the right to use all of the Specified Real Estate. Except as set forth on Schedule 4.5, no Person other than the Del Monte Group has any option or right to purchase, lease or use any portion of the

Specified Real Estate. Schedule 4.11 sets forth all rights of the Del Monte Group to purchase the Specified Real
Estate leased by the Del Monte Group under any Lease.

           (c) Except as disclosed in Schedule 4.13, the buildings and improvements on the Specified Real Estate (including all fixtures, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators and all structural components) are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to DMFC's Knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such Specified Real Estate or the improvements thereon, and no buildings or improvements on such real property encroach on real property not leased to or owned by a member of the Del Monte Group, to the extent that removal of such encroachment would have a material adverse effect on the current use, value, occupancy or operation of such improvements. No improvements or buildings not located on Specified Real Estate encroach upon any of the Specified Real Estate to the extent that the same would have a material adverse effect on the current use, value, occupancy or operation of such Specified Real Estate.

           (d) To DMFC's Knowledge, no part of any Specified Real Estate is subject to any building or use restriction that would materially restrict or prevent the present use and operation of such property. To DMFC's Knowledge, none of the Specified Real Estate nor the use thereof by the Del Monte Group constitutes a nonconforming use or legal non-conforming use.

           (e) The Del Monte Group is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the business of the Del Monte Group or reflected in the December 31, 1996 Balance Sheet. All such tangible personal property is owned by a member of the Del Monte Group free and clear of all Liens other than Permitted Encumbrances, or is leased under a valid and subsisting lease, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

           (f) No labor has been performed or material furnished for any portion of any property owned by any member of the Del Monte Group for which a Lien in excess of $500,000 in value can be claimed against any such property. All of the Specified Real Estate has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way) and is served by water, sewer, sanitary sewer, telephone, electric, gas and other public utilities necessary or desirable for the current use thereof which utilities are available to such Specified Real Estate through a public right-of-way. There are no pending or proposed special or other assessments for public improvements on the Specified Real Estate.

           (g) To DMFC's Knowledge, there is no pending or threatened Proceeding or governmental action to modify the zoning classification of, or to

           (g) To DMFC's Knowledge, there is no pending or threatened Proceeding or governmental action to modify the zoning classification of, or to condemn or take by power of eminent domain (or any purchase in lieu thereof), or to classify as a landmark, all or any material part of the Specified Real Estate except, in each case, for any Proceeding or action that would not have a Material Adverse Effect.

           4.12  Intellectual Property.

           (a) Schedule 4.12(a) sets forth an accurate and complete list of all material United States Intellectual Property Rights, indicating for each material Trademark and material patent (i) whether such Trademark or patent is owned by DMFC, the Company or a Subsidiary thereof, and including the jurisdictions in which each such Trademark or patent has been issued or registered or in which any application for issuance or registration has been made (including the official number or other identifier of such issuance, registration or application therefor), (ii) whether such Trademark or patent is owned by or licensed or sub-licensed from a third party and (iii) whether such Trademark or patent is licensed by DMFC, the Company or any Subsidiary thereof or, to DMFC's Knowledge, sub-licensed to any third party. Except as set forth in Schedule 4.12(a), all Trademarks which are listed in Schedule 4.12(a) have been duly registered with, filed in or issued by or an application is pending in the United States Patent and Trademark Office or proper non-U.S. Government office for such registrations, and such registrations have been properly maintained and renewed in accordance with all Legal Requirements and are currently valid and in full force and effect except, in each case, where failure to so register, apply, maintain, renew or be valid would not have a Material Adverse Effect. Each member of the Del Monte Group has taken all reasonable and appropriate steps to protect the material United States Intellectual Property Rights and to preserve in all material respects the confidentiality of all trade secrets, proprietary know-how and proprietary information included in such material United States Intellectual Property
Rights. To DMFC's Knowledge, all use by and disclosure of trade secrets and other proprietary and confidential information that comprises any material part of the material United States
Intellectual Property Rights to any other person has been pursuant to the terms of a written agreement with such person, and all use by the Del Monte Group of trade secrets and other proprietary and confidential information that is owned by another person has been pursuant to the terms of a written agreement with such person or is otherwise lawful. Except as set forth in
Schedule 4.12(a) or as would not have a Material Adverse Effect, no member of the Del Monte Group has been notified in writing of any adverse claims or demands of any Person pertaining to, or challenges to the scope or viability of, any of the material
United States Intellectual Property Rights listed in Schedule 4.12(a). There does not exist (i) any unexpired patent which covers (x) any part of the Operations, (y) any product of the Operations or
(z) any apparatus, method or process or design used or held in the Operations, unless such patent is owned by or licensed to a member of the Del Monte Group, (ii) any Trademark or copyright used in the Operations, unless it is owned by or licensed to a member of the Del Monte Group or (iii) any technology, proprietary design, know-how, process or trade secret used or held in the Operations, unless it is owned by or licensed to the Company or any of its Subsidiaries, except in each case where the existence thereof would not have a Material Adverse
Effect. Except as set forth in Schedule 4.12(a), the Company or a Subsidiary has the sole and exclusive right to use the Intellectual Property Rights required for the conduct of the Operations, in the jurisdictions in which it conducts its business or where the products of its business are distributed, and the consummation of the transactions contemplated hereby will not materially alter or impair any such rights, except in each case where failure to have such right would not have a Material Adverse Effect. Except as would not have a Material Adverse
Effect, (i) there has been no registration for any Intellectual Property Rights lost due to inactivity or abandoned since January
1, 1993 and no (ii) such registration is subject to lapsing due to inactivity within six months following the date of this Agreement, except as set forth in Schedule 4.12(a). Schedule
4.12(a) also sets forth all other material Intellectual Property Rights licensed or sub-licensed from or to any third party.

           (b) Except as set forth on Schedule 4.12(b), to DMFC's Knowledge, the use or other exploitation of the Intellectual Property Rights by the Del Monte Group does not infringe on the rights of any other Person, except where any loss or liability resulting from such infringement would not have a Material Adverse Effect. Except as set forth on Schedule 4.12(b), to the DMFC's Knowledge, no other Person is infringing on the rights of the Company or any of its Subsidiaries in the United States with respect to the Intellectual Property Rights, except where any loss or liability resulting from such infringement would not have a Material Adverse Effect.

           (c) The validity of the United States Intellectual
Property Rights owned or licensed by the Del Monte Group is not being challenged in any actual, or to DMFC's Knowledge, threatened Proceeding in which an adverse outcome would have a Material Adverse Effect.

           (d) Except as set forth on Schedule 4.7, no member of the Del Monte Group is a party to, subject to or bound by any Judgment or Legal Requirement that would prevent the transfer by such member of the Del Monte Group of any Intellectual Property Rights.

           (e) In the case of Trademarks and patents owned by a member of the Del Monte Group, except as disclosed on Schedules 4.12(b) and 4.15, such member has good title to such Trademark and patent, free and clear of all Liens other than Permitted Encumbrances, and has the right to sell, transfer, assign and license all right, title and interest in and to such patent and Trademark rights.

           (f) In the case of Trademarks or patents held pursuant to a license or licensed to third parties, each such license is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and, to DMFC's Knowledge, each other party thereto.

           4.13  Compliance with Legal Requirements.

           (a) Except as set forth on Schedule 4.13(a) or as would not have a Material Adverse Effect, each member of the Del Monte Group and all of the Specified Real Estate (including the use thereof) is, and since January 1, 1993 has been, in compliance in all respects with all Legal Requirements, including under the Federal Food, Drug and Cosmetic Act, as amended, and other statutes, rules and regulations administered by the United States Federal Food and Drug Administration. To DMFC's Knowledge, except as set forth in Schedule 4.13(a) or as would not have a Material Adverse Effect, no member of the Del Monte Group has any continuing Liability resulting from (A) any citations, notices of violations, written complaints, consent orders (or amendments to or modifications of such orders), compliance schedules or other similar enforcement orders received from any Governmental Authority since January 1, 1993 with respect to Legal Requirements, or (B) any notice, including inspection reports, received from any Governmental Authority since January 1, 1993 which in any case would indicate that there was not then or is not currently compliance with all such Legal Requirements.

           (b) Except as set forth in Schedule 4.13(b) or for Permits the lack of which, individually or in the aggregate, would not have a Material Adverse Effect, each member of the Del Monte Group and all of the Specified Real Estate (including the use thereof) has, and upon consummation of the Merger, will continue to have all Permits necessary to own, use and maintain the Assets as they are currently being used, and to conduct the Operations as they are currently being conducted. Except as set forth on Schedule 4.13(b) or as would not have a Material Adverse Effect, (i) all Permits of the Del Monte Group are in full force and effect, (ii) any applications for renewal of any Permit due prior to Closing have been, or will be, timely filed prior to Closing, (iii) no Proceeding (to DMFC's Knowledge in the case of any investigation) to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to DMFC's Knowledge, threatened and (iv) neither DMFC nor the Company has received notification that any administrative or governmental actions have been taken nor, to DMFC's Knowledge, are any such actions threatened in connection with the expiration, continuance or renewal of such Permits which could affect the ability of the Company or any of its Subsidiaries to own any Assets, to operate, use or maintain any Assets or to conduct any of the Operations in substantially the same manner in which such Operations are conducted currently.

           4.14  Environmental.

           (a) Except as set forth on Schedule 4.14, to DMFC's Knowledge, all of the operations of DMFC, the Company and its Subsidiaries at or from any real property owned or leased by them (the "Real Property") comply with applicable Environmental Laws except as would not have a Material Adverse Effect. Except as set forth on Schedule 4.14, to DMFC's Knowledge, neither DMFC, the Company or any of its Subsidiaries, nor any other person acting on behalf of any of them, has engaged in or permitted any operations or activities upon any of the Real Property for the purpose of or involving the treatment, storage, use, generation, release, discharge, emission, or disposal of any Hazardous Substances at the Real Property, except as would not have a Material Adverse Effect. As used in this Agreement, (i) "Environment" means any surface or subsurface physical medium or natural resource, including, air, land, soil (surface or subsurface), surface waters, ground waters, wetlands, stream and river sediments, rock and biota, (ii) "Environmental Laws" means any federal, state or local law, legislation, rule, regulation, ordinance or code relating to the injury to, or the pollution or protection of, human health and safety or the Environment, and
(iii) "Hazardous Substances" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Laws.

           (b) Except as set forth on Schedule 4.14 or as would not have a Material Adverse Effect, (i) none of the properties included in the Specified Real Estate is on a National Priority List or the Comprehensive Environmental Response Compensation and Liability Information System, or is the subject of any remediation or cleanup of (whether being performed voluntarily or under the direction of or by a Governmental Authority), or, to DMFC's Knowledge, any investigation with respect to, any contamination or pollution, and, to DMFC's Knowledge, no such investigation, remediation or cleanup is threatened; and (ii) to DMFC's Knowledge, no notices under Section 103 of CERCLA relating to such Properties have been filed, or are required to have been filed.

           (c) Except as set forth on Schedule 4.14 or as would not have a Material Adverse Effect, to DMFC's Knowledge, there are no events, circumstances, or conditions relating to the Environment, including but not limited to on-site or off-site use, management or disposal of Hazardous Substances in connection with (i) the properties included in the Specified Real Estate or
(ii) properties previously owned, operated or used by a member of the Del Monte Group, which could give rise to any liability for the Del Monte Group under any Environmental Law or which could be reasonably expected to interfere with, or require material changes to, the conduct of the operations of the Del Monte Group.

           4.15  Outstanding Commitments.

           (a) Schedule 4.15 contains a list, accurate and complete in all material respects, as of the date hereof of all Material Contracts, true and complete copies of which have been furnished (or made available) to the Purchasers (excluding purchase orders), to which a member of the Del Monte Group is a party or by which any of the Assets or Operations are bound. Each Material Contract is a valid and binding obligation of at least one member of the Del Monte Group and, to DMFC's Knowledge, each other party thereto, and is enforceable against a member of the Del Monte Group and, to DMFC's Knowledge, each other party thereto, in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity, and no member of the Del Monte Group, nor to DMFC's Knowledge, any other party, is in default under any Material Contract, except in each case for such failures to be valid, binding and enforceable and for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

           (b) Except as would not have a Material Adverse Effect, neither DMFC, the Company nor any of the Company's Subsidiaries is in default under any of the Material Contracts. No Proceeding (to DMFC's Knowledge in the case of any investigation) or event or condition has occurred or exists, or to DMFC's Knowledge, is alleged by any party to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation), except as would not have a Material Adverse Effect. No supplier of fruits or vegetables or any insurance company has given written notice of its intention to, or threatened to, terminate any Contract with a member of the Del Monte Group which termination would have a Material Adverse Effect.

           4.16  Employee Benefits.

           (a) Schedule 4.16(a) and Schedule 7.2 contain a list of each plan, program, arrangement, agreement or commitment which is an employment, consulting, termination or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA, currently maintained, sponsored, or contributed to by each member of the Del Monte Group or to which any such member has any obligation to contribute to, or with respect to which any such member has any Liability (whether actual or contingent, including, without limitation, a Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (each a "Plan" and, collectively, the "Plans"), including, without limitation, any multiemployer plan within the meaning of
Section 3(37) of ERISA ("Multiemployer Plan"). With respect to each Plan, a copy of the document embodying the Plan has been delivered or made available to the Purchaser.

           (b) Except as set forth on Schedule 4.16(b), each Plan (other than a Multiemployer Plan) intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and, to DMFC's Knowledge, nothing has occurred since the date of such letter that could reasonably be expected to cause any such Plan or trust to cease to be so qualified or exempt. To DMFC's Knowledge, each Multiemployer Plan has received a favorable determination letter from the IRS that the Plan is qualified under Section 401(a) of the Code and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code.

           (c) Each member of the Del Monte Group has performed all material obligations required to be performed under each Plan. No event has occurred in connection with which any member of the Del Monte Group or any Plan, directly or indirectly, could be subject to any material Liability under ERISA, the Code or any other Law, regulation or governmental order applicable to any Plan, including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976
of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any member of the Del Monte Group has agreed to indemnify or is required to indemnify any person against Liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order. Except as described in the following sentence, all contributions required or payments due and owing under each Plan, trust, collective bargaining agreement or otherwise required by law with respect to all periods through the Closing Date will be timely made and will be made no later than the Closing Date, or accrued on the Financial Statements to the extent required by United States generally accepted accounting principles. The amount required to be paid with respect to the deemed partial termination of the Retirement Plan for Salaried Employees during 1992 does not exceed $1,200,000.

           (d) No lawsuit or claim (other than routine claims for benefits, and appeals of such claims) has been asserted or instituted or, to DMFC's Knowledge, is threatened against any Plan or its assets or fiduciaries or with respect to any Plan.

           (e) To DMFC's Knowledge, no Plan is under audit by the IRS or the Department of Labor.

           (f) Except as set forth on Schedule 4.16(f), with respect to each employee benefit plan that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code and with respect to which the Company or any ERISA Affiliate may, directly or indirectly, incur any liability, no event or circumstance exists or is expected to occur which has given, or could reasonably be expected to give, rise to any material liability or any lien under Title IV or Section 302 of ERISA or Section 412 of the Code.

           (g) Except as set forth in Schedule 4.16(g) and in
Schedule 7.2, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee or former employee of any member of the Del Monte Group to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment, funding or vesting of, or increase the amount of, compensation due to any such employee or former employee.

           (h) Except as set forth in Schedule 4.16(h), no member of the Del Monte Group has any announced plan or commitment
(whether or not legally binding) to create any additional Plans or to amend or modify any existing Plan.

           (i) Except as set forth in Schedule 4.16(i), no member of the Del Monte Group has violated any Legal Requirement regarding the terms and conditions of employment of employees, former employees or prospective employees of the Del Monte Group or other labor related matters regarding the employees of the Del Monte Group, including, without limitation, any Legal Requirement relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees which, taken alone or together with any such violation or violations, would have a Material Adverse Effect.

           (j) Except as set forth on Schedule 4.16(j), no member of the Del Monte Group could incur, directly or indirectly, any material Liability (whether actual or contingent, including, without limitation, a Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any employees or former employees arising out of any divestiture by any member of the Del Monte Group of any business or assets.

           (k) Except as set forth on Schedule 4.16(k), no member of the Del Monte Group has any material Liability (whether actual or contingent, including, without limitation, a Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund a Plan the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

           (l) Schedule 4.16(l) sets forth any and all indebtedness owed by any employee or former employee to any member of the Del Monte Group.

           (m) Except as set forth on Schedule 4.16(m) and
Schedule 7.2, no member of the Del Monte Group maintains any plan, program or arrangement or is a party to any Contract that provides any benefits or provides for payments to any Person based on or measured by the value of any equity security of or interest in a member of the Del Monte Group.

           4.17  Employee Relations.

           (a) Except as set forth on Schedule 4.17(a), since January 1, 1994 there has not occurred or, to DMFC's Knowledge, been threatened any strikes, slow downs, picketing, work stoppages, concerted refusals to work overtime or other similar labor activities with respect to employees employed in the Operations. Except as set forth on Schedule 4.17(a), no grievance or arbitration proceeding arising out of or under any collective bargaining agreement relating to the Operations is pending, and, to DMFC's Knowledge, no such grievance or proceeding is threatened, except for grievances and proceedings which, individually and in the aggregate, would not have a Material Adverse Effect.

           (b) Except as set forth on Schedule 4.17(b), the employees employed in the Operations are not represented by any labor union or other labor representative and, except as set forth on Schedule 4.17(b), there are no collective bargaining agreements or other arrangements in effect with respect to such employees and, to DMFC's Knowledge, there are no other Persons attempting to represent or organize or purporting to represent any employees employed in the Operations.

           4.18 Insurance. The insurance carried by DMFC, the Company and its Subsidiaries is in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of DMFC, the Company and its Subsidiaries. Except as would not have a Material Adverse Effect, all such insurance is in full force and effect and none of DMFC, the Company or any of its Subsidiaries is in default thereunder. Except as would not have a Material Adverse Effect, all claims thereunder have been filed in a due and timely fashion. Except as would not have a Material Adverse Effect, neither DMFC, the Company nor any of its Subsidiaries has been notified in writing of a refusal of any material insurance coverage relating to products liability (including renewals of any such products liability coverage) by any insurance carrier to which it has applied for insurance during the past three years.

           4.19 Customers and Suppliers. Schedule 4.19 identifies, and provides an accurate and complete breakdown of the revenues received from, the twenty largest customers or other Persons (in terms of gross revenues from such customers or Persons) of the Del Monte Group in the fiscal year ended June 30, 1996 and identifies, and provides an accurate and complete breakdown of the dollar amount of purchases from the ten largest suppliers of the Del Monte Group in the fiscal year ended June 30, 1996 (in terms of gross purchases from such suppliers).
Schedule 4.19 lists all exclusive arrangements between any member of the Del Monte Group on the one hand and its customers or suppliers on the other hand. There are no disputes, claims or other actions or Proceedings (to DMFC's Knowledge in the case of any investigation) between any member of the Del Monte Group, on the one hand, and any such customer or other Person or any supplier of the Del Monte Group, on the other hand, other than those occurring in the ordinary course of business in amounts consistent with past practices or that, individually or in the aggregate, would not have a Material Adverse Effect. As of the date of this Agreement, no member of the Del Monte Group has received any notice or other communication (in writing or otherwise), or any other information, indicating that there is a material possibility that (i) any customer or other Person or supplier identified in Schedule 4.19 will cease dealing with the Del Monte Group or may otherwise materially reduce the volume of business transacted by such customer or other Person or supplier with the Del Monte Group below historical levels other than reductions comparable to those experienced to date as a result of the Company's Go-to-Market strategy, or (ii) the consummation of the transactions contemplated hereby will adversely affect the relationships of any member of the Del Monte Group with any of its customers or suppliers.

           4.20  Certain Financial Information.

           (a) The adjustments included in the DMFC Combining Statement of Operations as of June 30, 1996 set forth in Schedule 4.20(a) (the "DMFC Combining Statement") provided by DMFC and the Company to Parent appropriately reflect the transactions represented by such adjustments, and such adjustments have been properly applied to the historical financial information for the Del Monte Group in the compilation of the historical financial information.

           (b) The Evaluation of Adjusted Calendar Year 1996 set forth in Schedule 4.20(b) has been prepared in good faith on a reasonable basis and in a manner consistent with the DMFC
Combining Statement.

           4.21 Affiliate Transactions. Except as set forth on
Schedule 4.21, (a) there is no indebtedness between any member of the Del Monte Group, on the one hand, and any officer, director, stockholder or Affiliate (other than the Company and its Subsidiaries) of DMFC, on the other, (b) no such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Del Monte Group which are individually or in the aggregate material to the business or condition of the Del Monte Group, (c) no member of the Del Monte Group provides or causes to be provided any assets, services or facilities to any such officer, director or Affiliate which are individually or in the aggregate material to the business or condition of the Del Monte Group, and
(d) no member of the Del Monte Group owns any capital stock, indebtedness or other securities issued by any such officer, director or Affiliate.

           4.22 Inventory and Accounts Receivable. All inventory of the Del Monte Group reflected on the January Balance Sheet (the "Inventories") consists of a quality and quantity usable or salable in the ordinary course of business, except for slow-moving items and items of below-standard quality, all of which have been written off or written down to net realizable value in the January Balance Sheet. All Inventories not written off have been priced at the lower of cost or market on a last in, first out basis. All accounts receivable of the Del Monte Group that are reflected on the January Balance Sheet (the "Accounts Receivable") represent valid obligations arising from sales actually made or services performed in the ordinary course of business. The Accounts Receivable are current and collectible net of the applicable reserves reflected in the January Balance Sheet (which reserves are adequate and calculated consistent with past practice). The Inventories and Accounts Receivable (net of the applicable reserves) are $453.6 million and $63.0 million, respectively.

           4.23 Management Payments. Other than payments under the Del Monte Corporation New Management Equity Plan, payment of salary for July through December 1997 to each of the Co-Chief Executive Officers of the Company, payments set forth on Schedule 4.16(g) and payments properly budgeted in the Company's 1997 Annual Operating Plan, there are no payments to management of the Del Monte Group that (i) arise out of or are related to the consummation of the Merger and the transactions contemplated thereby or (ii) otherwise are payable during, or in respect of, the Company's fiscal year ending June 30, 1997, in each case whether or not set forth in Schedule 7.2.


                             ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PURCHASERS

           Purchasers represent and warrant to DMFC:

           5.1 Organization. Each Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has full power and authority to own, lease and operate its Properties and to carry on its businesses as now being conducted.

           5.2 Authority; Enforceability. Each Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the general partner of Parent and the Board of Directors of Sub, and no other approval on the part of either Purchaser is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser and (assuming due authorization, execution and delivery by DMFC) constitutes a legal, valid and binding obligation of each Purchaser, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

           5.3 No Breach. Except as would not impair the ability of Purchasers to consummate the Merger, each of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) conflict with or violate any provision of the Articles of Incorporation, By-laws or other governing documents of either Purchaser, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to accelerate, renegotiate, terminate or receive any payment, or constitute a default, event of default or an event which with notice, lapse of time, or both, would constitute a default or event of default under the terms of, any Contract or Permit to which either Purchaser is a party or by which such Purchaser or its Properties or businesses are bound, (iii) result in the creation of any Liens upon any of their respective Properties or businesses or (iv) constitute a violation by either Purchaser of any Legal Requirement.

           5.4 Consents. No Consent of or by, or filing with, any Governmental Authority is required to be made or obtained by either Purchaser in connection with (i) the execution or delivery of this Agreement or (ii) the consummation of any of the transactions provided for in this Agreement, other than (a) those the failure of which to be made or obtained, individually or in the aggregate, would not have a material adverse effect on the ability of Purchasers to consummate the transactions contemplated by this Agreement and (b) Consents and filings under the HSR Act and the MGCL.

           5.5 Actions and Proceedings. There is no Proceeding (to Purchasers' Knowledge in the case of any investigation) pending or, to the best knowledge of Purchasers, threatened, nor any Judgment (which has not been discharged), (a) against either Purchaser before any Governmental Authority to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the transactions contemplated by this Agreement or (b) as of the date hereof, and except as previously disclosed to DMFC, against either Purchaser or any of their Affiliates, by or before any Governmental Authority, that, if adversely determined, would (i) adversely affect Purchasers' ability to perform their obligations hereunder or to consummate the transactions contemplated hereby, or (ii) require any of the holders of DMFC Common Stock or DMFC Preferred Stock to pay over any portion of the Purchase Price to any Person, including, without limitation, any Governmental Authority.

           5.6 Brokers. Except as disclosed by Parent to DMFC, neither Parent, Sub nor anyone acting on any of their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger and the transactions contemplated by this Agreement.

           5.7 Availability of Funds. Purchasers have available or have binding commitments for, and will have available on the Closing Date, sufficient funds to enable them to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price.

           5.8 Surviving Corporation After the Merger.
Immediately after the Effective Time and after giving effect to the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.


                            ARTICLE VI

                         COVENANTS OF DMFC

           6.1 Ordinary Course of Business. During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth on Schedule 6.1 or as otherwise consented to in writing by Purchasers (which consent shall not unreasonably be withheld):

           (a) DMFC will use all reasonable efforts, and will cause its Subsidiaries to use all reasonable efforts, to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted consistent with such business and with its "go-to-market" strategy, (ii) preserve intact its present business organization, (iii) keep available the services of its present officers and employees, (iv) preserve its relationships with clients, suppliers, customers, distributors and others having business dealings with it, (v) maintain all Assets other than those disposed of in the ordinary course of business in all material respects in good repair and condition and (vi) maintain all insurance; and

           (b) Except as expressly provided for in Article II hereof, DMFC will, and will cause its Subsidiaries to:

                          (i)  not amend its Articles of
           Incorporation or By-laws or other governing document or agreement;

                          (ii) not acquire by merging or
           consolidating with, or purchasing all or substantially all of the assets of, or otherwise acquiring any business of any corporation, partnership, association or other business organization or division thereof, in each case for consideration having a value in excess of $1,000,000;

                          (iii) not split, combine or reclassify
           its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of any member of the Del Monte Group (in cash or otherwise), except dividends in kind in respect of the Preferred Stock;

                          (iv) not issue or sell (or agree to
           issue or sell) any shares of its capital stock of any class or series, or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or grant, or agree to grant, any such options or modify or alter the terms of any of the above;

                          (v) not, other than in the ordinary
           course of business consistent with past practice, (A) incur any indebtedness for borrowed money or vary the material terms of any existing debt securities, (B) issue or sell any debt securities, (C) acquire any substantial assets outside of the ordinary course of business, (D) except to the extent required by applicable Law, make any change in any investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (E) enter into, modify in any material respect or terminate any Material Contract;

                          (vi) not sell, mortgage, pledge or
           otherwise dispose of any Assets or Properties, except for the sale of inventory and disposition of obsolete equipment, other than in the ordinary course of business consistent with prior practice and following prior notice to and consultation with Purchasers;

                          (vii) not grant to any director, or,
           except in the ordinary course of business consistent with prior practice, consultant, officer, employee or agent of any member of the Del Monte Group, any increase in compensation in any form, or any severance or termination pay, or make any loan to any such person, except in each case as may be legally required pursuant to any existing employment or termination agreements, Plan or applicable Laws;

                          (viii) not adopt, enter into, amend in
           any material respect, terminate or announce any intention to adopt, amend or terminate, any Plan, except as required by applicable Law or as disclosed on any disclosure schedule pursuant to Section 4.15;

                          (ix) not discharge or satisfy any
           material Lien or pay or satisfy any material obligation or Liability or compromise, settle or otherwise adjust any material claim or litigation, except in the ordinary course of business consistent with past practice or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar laws;

                          (x)  not make or institute any material
           change in its accounting procedures or practices unless mandated by GAAP;

                          (xi) not perform any act, or attempt to
           do any act, or knowingly permit any act or omission to act, which will cause a breach of any Material
           Contract;

                          (xii) not make any Tax election or
           settle or compromise any material federal, state, local or foreign income Tax Liability, other than in the ordinary course of business consistent with prior practice and following prior notice to and consultation with Purchasers;

                          (xiii) not (in a manner that deviates
           from their historical practice) (a) delay payment of any material account payable or other material liability, (b) offset any material account payable or material Liability to a person against any account receivable or payment due from such person, (c) accelerate the collection of accounts receivable, (d) accelerate the sale or liquidation of any inventory, or (e) delay the making of scheduled capital expenditures (including, without limitation, the capital expenditures identified in Schedule 4.13(a) to the extent legally required);

                          (xiv) not make capital expenditures or
           commitments for additions to property, plant or equipment constituting capital assets in an amount which exceeds $100,000 individually or $1,000,000 in the aggregate during the period from the date of this Agreement to the Closing Date, except for capital expenditures included in DMFC's 1997 capital expenditure plan (a copy of which is attached hereto as Schedule 6.1(b)(xiv)), which capital expenditures the Del Monte Group shall make in accordance with such plan;

                          (xv) not decrease any reserve
           (including any valuation allowance) for Taxes or other Liabilities on the books of any member of the Del Monte Group or otherwise provided therefor, except for Taxes or other Liabilities relating to the operations of the Del Monte Group since the date of this Agreement and except in the ordinary course of business consistent with past practices;

                          (xvi) not sell, assign, transfer,
           license or permit to lapse any right with respect to material United States Intellectual Property Rights;

                          (xvii) not make any loan, or redeem or
           purchase any of its capital stock, transfer any asset or pay any commission, salary or bonus, or pay any rent, commission or fee, or enter into or agree to enter into any transaction, to, with or for the benefit of any shareholder or any relative or Affiliate of any shareholder other than the transactions contemplated by this Agreement or pursuant to the agreements listed on Schedule 4.21;

                          (xviii) not write off any account
           receivable or other indebtedness as uncollectible in an amount in excess of existing reserves, or establish any extraordinary reserve or decrease any existing reserve, except in the ordinary course of business consistent with past practices; or

                          (xix) not authorize or propose, or agree to take, any of the actions set forth in the foregoing subparagraphs (i) through (xviii).

           6.2 Access to Information. Except as prohibited or limited by Law, DMFC shall, from and after the date of this Agreement and until the Closing Date, give and cause the other members of the Del Monte Group to give to Purchasers and their prospective lenders and financing institutions, officers, agents, representatives, advisers, accountants, employees and counsel full and complete access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents, representatives, counsel, consultants, contractors, advisers, offices, properties, Contracts, Permits, Judgments, papers, books, documents, plans, agreements, records and affairs of the Del Monte Group or otherwise relating to the Operations, and will, at Purchasers' sole expense, provide copies of such information concerning the Del Monte Group and the Assets and Operations as such persons may reasonably request; provided, however, that the foregoing shall not permit Purchasers or any agent of either of them to disrupt the Operations or to perform any testing on any real property owned or leased by any member of the Del Monte Group. Notwithstanding the preceding sentence, if, after the date of this Agreement, Purchasers become aware of any fact relating to the existence of Hazardous Substances at any site owned or leased (subject to receipt of any required consents) by the Company that in the judgment of Purchaser and a nationally recognized environmental consultant retained by Purchaser is reasonably likely to result in liability to the Del Monte Group in excess of $1,000,000, Purchasers may perform testing (subject to DMFC's prior review and reasonable approval of the scope of testing). From and after the date of this Agreement and until the Closing Date, DMFC shall, and shall cause each member of the Del Monte Group to, regularly consult with Purchasers regarding the management of the business and Operations of the Del Monte Group, including without limitation the ongoing implementation of the "go-to-market" strategy.

           6.3   Stockholder Approvals; Stock Conversions.

           (a) DMFC shall call a special meeting (the "Special Meeting") of its stockholders to be held not later than March 31, 1997 for the purpose of submitting the Merger and the Executive Arrangements referred to in the Proxy attached as Exhibit A- 1 for the approval of the stockholders of DMFC. DMFC shall, through its Board of Directors, recommend that its stockholders approve the Merger and such Executive Arrangements and shall use all reasonable efforts (without requiring DMFC to incur material costs or expenses or to commence Proceedings) to solicit the requisite vote necessary for such approval in accordance with the applicable provisions of the MGCL and this Agreement.

           (b) DMFC shall promptly (and within five business days of the receipt of notice by DMFC) give notice to Purchasers of the conversion of any shares of DMFC Common Stock or DMFC Preferred Stock by any stockholder of DMFC, such notice to specify the number of shares and class of DMFC Common Stock or DMFC Preferred Stock converted by such stockholder and the number of shares and class of DMFC Common Stock or DMFC Preferred Stock received by such stockholder upon such conversion.

           6.4 Cancellation of Certain Arrangements. Except as set forth on Schedule 6.4, all accounts payable or Contracts obligating DMFC, the Company or any of the Company's Subsidiaries to make payments to the stockholders of DMFC or their Affiliates (other than the Company and its Subsidiaries), or to provide the stockholders of DMFC or their Affiliates (other than the Company and its Subsidiaries) any rights to use any of the Assets shall be canceled at or prior to the Closing without any consideration being paid in respect therefor.

           6.5 No Shop Provision. During the period from the date of this Agreement to the earlier of the termination of this Agreement and the Closing, DMFC shall not, and shall cause the Company and its Subsidiaries and their respective directors, officers, employees, agents and representatives not to (a) solicit, initiate or encourage, directly or indirectly, any inquiries, discussions, proposals or offers for, (b) continue, propose or enter into any discussions or negotiations looking toward, (c) consider any proposal for, or (d) enter into any agreement or understanding providing for, any acquisition by a third party of the capital stock, assets or businesses of DMFC, the Company or any of its Subsidiaries; nor shall any of such persons or entities provide any information to any Person (other than Purchasers and their representatives, accountants, advisors, consultants and counsel) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transactions. DMFC will promptly advise Purchasers of, and communicate to Purchasers the terms of, any such inquiry or proposal that the officers or directors of any member of the Del Monte Group may receive or of which such persons may become aware during the period referred to in the first sentence of this subsection and which any of the foregoing persons believes to be a bona fide offer or a serious indication of interest.

           6.6 Affiliate Transactions. Except as set forth in
Schedule 4.21 or as requested by Purchasers prior to or concurrently with the Closing, any indebtedness and other amounts owing under contracts between any officer, director or Affiliate (other than the Company or any Subsidiary of the Company) of DMFC, on the one part, and any member of the Del Monte Group, on the other, will be paid in full and DMFC will cause to be terminated each such contract. During the period from the date of this Agreement to the Closing Date, no member of the Del Monte Group will engage in any transaction (other than pursuant to contracts disclosed in Schedule 4.21), including borrowing any money or receiving any capital contribution, from or with any such officer, director or Affiliate.

           6.7 Recapitalization Accounting Treatment. DMFC agrees to cooperate in all reasonable respects with Purchaser in Purchasers' efforts to persuade existing stockholders of DMFC to become stockholders of the Surviving Corporation, including without limitation by providing access to existing stockholders of DMFC, and, if Purchasers are successful, DMFC shall make any appropriate amendments to this Agreement and the structure of the financing of the transactions contemplated by this Agreement so that the transactions contemplated hereby could be accounted for pursuant to recapitalization accounting, provided that any amendment to this Agreement or to the structure of the financing of the transactions contemplated by this Agreement does not and will not reduce the Purchase Price payable by Purchasers hereunder (except to the extent that any existing DMFC stockholders receive or retain capital stock of DMFC pursuant to this Agreement or the transactions contemplated hereby, in which case the Purchase Price shall be reduced to reflect such fact).


                            ARTICLE VII

                      COVENANTS OF PURCHASERS

           7.1 Employee Benefits. For a period of 12 months following the Closing, Purchasers shall cause the Surviving Corporation and its Subsidiaries to maintain for employees of the Surviving Corporation and its Subsidiaries (other than any employees covered by a collective bargaining agreement), considered collectively, compensation, benefits and perquisites which are no less favorable in the aggregate than the compensation, benefits and perquisites enjoyed by such employees prior to the Closing; provided, however, that except as otherwise provided in the Executive Arrangements, nothing herein shall be construed as requiring the continued employment of any employee nor the continuation of any particular employee benefit or perquisite. This Agreement is not intended to constitute an actual or de facto amendment of any employee benefit plan, program, agreement or arrangement and nothing herein shall be so construed.

           7.2 Executive Arrangements. Schedule 7.2 sets forth the arrangements (the "Executive Arrangements") between the Del Monte Group and certain executives and employees of the Del Monte Group with respect to a sale of DMFC, true and complete copies of which have been made available to Purchasers.

           (a) Purchasers shall cause each member of the Del
Monte Group to satisfy all of its obligations under each agreement set forth on Schedule 7.2(a). If there is any conflict between the summary of any such agreement set forth on such schedule and the terms of the agreement, the terms of the agreement shall in all cases govern.

           (b) Purchasers shall cause the Company to pay, on the Closing Date, the amounts described in Schedule 7.2(b) to the persons indicated thereon, subject to applicable withholding taxes. Such payment shall also be subject to (i) the approval of such payments by the shareholders of DMFC for purposes of Section 280G of the Code and (ii) receipt by the Company of a receipt from each such person acknowledging that the indicated payment is in full satisfaction of the Company's obligations with respect to the New Management Equity Plan.

           (c) Purchasers shall cause the Company to pay, on the Closing Date, the amounts described in Schedule 7.2(c) to the persons indicated thereon, subject to applicable withholding taxes and to receipt by the Company of a receipt from each such person acknowledging that the indicated payment is in full satisfaction of the Company's obligations with respect to the 1995 Management Equity Plan.

           (d) Purchasers shall cause the bonus pool under the Annual Incentive Award Plan ("AIPA") with respect to the performance period ending on June 30, 1997 to equal at least $2,525,100. Bonuses shall be paid pursuant to and in accordance with the terms of such Plan not later than July 31, 1997. Any participant who is involuntarily terminated without cause on or before July 31, 1997 shall be paid a pro-rata share of the participant's AIAP target with consideration given for performance factors.

           (e) Purchasers shall cause the Company to pay, on the Closing Date, the amounts described in Schedule 7.2(e) to the persons indicated thereon, subject to applicable withholding taxes and to receipt by the Company of a receipt from each such person acknowledging that the indicated payment is in full satisfaction of the Company's obligations with respect to the Long Term Incentive Plan.

           7.3   Indemnification: Officers' and Directors' Insurance.

           (a) The Purchasers agree that all rights to indemnification existing as of the date hereof in favor of the present or former directors, officers, employees, fiduciaries and agents of DMFC, the Company or any of its Subsidiaries as provided in DMFC's certificate of incorporation or by-laws or pursuant to other agreements, arrangements or the certificate of incorporation, by-laws or similar documents of any of the Company's Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect pursuant to the terms thereof. Purchasers shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Purchasers may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time. True and complete copies of all such agreements, arrangements and insurance policies have been made available to Purchasers.

           (b) It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving

Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer and fiduciary of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any fees, costs or expenses (including reasonable attorneys' fees) and judgments, fines, losses, damages, liabilities and amounts paid in settlement, in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation arising out of any actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on or arising out of the fact that such person is or was a director, officer or fiduciary of DMFC or pertaining to any of the transactions contemplated hereby, and in the event of any such claim (whether commenced before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received and shall advance other expenses to the fullest extent permitted under applicable law and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, neither the Company nor the Surviving Corporation shall have any obligation to indemnify and hold harmless any Indemnified Party against any judgments rendered by a court of competent jurisdiction if such court finds that such party engaged in conduct constituting gross negligence, willful misconduct or willful violation of law.

           (c) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the Company and, after the Effective Time, the Surviving Corporation, shall agree to use their best efforts to defend against and respond thereto.

           (d) This Section 7.3 shall survive for a period of six years following the Effective Time and is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.3.

           7.4 Financing. Purchasers have delivered to DMFC true and complete copies of commitment letters (the "Commitment
Letters") from Bank of America National Trust and Savings Association and Bankers Trust Company (but not signed by Purchasers) to provide the debt financing required to effect the transactions contemplated by this Agreement (the "Required Financing"). If
DMFC delivers the 66- 2/3% Proxies (as defined in Section
10.1(c)), on the following business day, Purchasers shall execute and deliver to DMFC the Commitment Letters. Purchasers shall use their best efforts to enter into, within four weeks after the date of delivery of the 66-2/3% Proxies, fully executed and binding definitive financing agreements with Bank of America National Trust and Savings Association and/or Bankers Trust
Company, subject only to normal conditions, to provide the Required Financing on substantially the terms set forth in the commitment letters. Purchasers shall deliver to DMFC true and complete copies of such financing agreements as soon as they are available. If for any reason the Required Financing is not available from Bank of America National Trust and Savings Association and/or Bankers Trust Company, Purchasers shall use their best efforts to obtain alternative sources of the Required Financing on substantially the same terms and conditions.
Purchasers shall use their best efforts to satisfy all conditions to the closing of the Required Financing prior to or at the Closing. Prior to or at the Closing, Parent and its Affiliates shall make (or cause to be made) a cash equity investment in Sub equal to $140 million or such other amount as would satisfy the equity funding requirements of the Required Financing.


                           ARTICLE VIII

                       ADDITIONAL AGREEMENTS

           8.1 Company Debt. The Purchasers acknowledge that the Merger will constitute an Event of Default under the Term Loan Agreement and the Revolving Credit Agreement and that the holders of the PIK Notes will have a right, as a result of the Merger, to put the PIK Notes to the Company. If the Purchasers so request, the Company and the Purchasers shall together seek to obtain from the lenders under the Term Loan Agreement, the lenders under the Revolving Credit Agreement and the holders of the PIK Notes a waiver of the Event of Default under the Term Loan Agreement, a waiver of the Event of Default under the Revolving Credit Agreement, or a waiver of the right to put the PIK Notes from the Company, as the case may be, as a result of the Merger. If the Purchaser does not so request, or if the lenders under the Term Loan Agreement or the Revolving Credit Agreement or the holders of the PIK Notes refuse to grant such waiver, the Purchasers shall provide to the Company at the Closing all funds required to repay in full the indebtedness under the Term Loan Agreement, the indebtedness under the Revolving Credit Agreement or the PIK Notes, as the case may be, including any prepayment premiums or penalties thereunder.

           8.2 Further Actions. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably required under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement. Subject to the terms and conditions herein provided, DMFC and Purchasers will, and will cause each of their respective Affiliates to, use their reasonable efforts to obtain all Consents necessary or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of DMFC, Purchasers or the Company, as the case may be, shall take all such necessary action. In the event that any injunction shall at any time be in effect that prohibits or declares illegal the Merger or any of the other transactions contemplated by this Agreement, Purchasers shall use their best efforts to have such injunction lifted as soon as practicable. In addition, Purchasers shall, and shall cause their Affiliates to, take promptly any or all actions to the extent necessary to eliminate each and every impediment under any antitrust law that may be asserted by any Governmental Authority with respect to the consummation of the Merger or any of the other transactions contemplated hereby, including, without limitation, entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate, particular assets or categories of assets, or businesses, of Purchasers or their Affiliates. Without limiting the foregoing provisions of this Section 8.2, DMFC and Purchasers each shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within five business days of the date of this Agreement and shall cooperate with one another in connection with their respective filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Department of Justice or the Federal Trade Commission.

           8.3 Certain Notifications. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure of any of the conditions contained in Article IX hereof to be satisfied.

           8.4 Confidentiality.

           (a) Each Purchaser shall, and shall use its best efforts to cause its officers, employees, agents and representatives to, hold in strict confidence all data and information obtained by it from any member of the Del Monte Group or any agent of any such member (unless such information is or becomes readily ascertainable from public or published information other than as a result of disclosure prohibited hereby) ("Confidential Information") and shall not, and shall use its best efforts to ensure that such officers, employees, agents and representatives do not, disclose any of such data and information to others without the prior written consent of DMFC or use any of such data and information for any purpose other than considering or furthering the transactions contemplated by this Agreement (except as required by any applicable Law).

           (b) In the event that this Agreement is terminated, Purchasers shall return promptly to DMFC or destroy every document furnished to either of them by or on behalf of any member of the Del Monte Group in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause their representatives to whom such documents were furnished promptly to return to DMFC such documents and any copies thereof any of them may have made.

           (c) In the event that either Purchaser is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, it shall provide DMFC with prompt written notice of such request or requirement in order to enable DMFC to seek an appropriate protective order or other remedy, to consult with such other party with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 8.4. In any such event, such Purchaser will use its reasonable best efforts to ensure that all such Confidential Information and data that is so disclosed will be accorded confidential treatment.

           8.5 Fulfillment of Conditions and Certain
Notifications. DMFC and Purchasers shall each take all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the other(s). Without limiting the generality of the foregoing, DMFC shall take all actions reasonably requested by Purchasers in connection with the Required Financing and the refinancing of the Existing Senior Debt and the PIK Notes (including making appropriate officers of DMFC available on a reasonable basis for road show presentations), giving due regard to the time schedule for Closing, and shall provide reasonable access to the Lenders, any other prospective Lenders and their respective counsel, accountants and representatives in connection with the Required Financing. DMFC shall not, and shall not permit any member of the Del Monte Group to, take or knowingly fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition, and Purchasers shall not take or knowingly fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

           8.6 Expenses and Break-Up Fee. If Purchasers terminate the Agreement pursuant to Section 10.1(c) or (d), DMFC shall (or shall cause the Company to) pay to Purchasers on the second business day following termination the sum of $2,000,000 to reimburse Purchasers for their expenses in connection with the transactions contemplated by this Agreement. If the Agreement is terminated for any reason other than a material breach by Purchasers, and if within 12 months from the date of such termination an Acquisition Event (as hereinafter defined) occurs at a price higher than the Purchase Price, DMFC shall (or shall cause the Company to) pay to

Parent a fee of $15,000,000. As used herein, "Acquisition Event" shall mean the consummation of any transaction (or series of transactions) that results in any person, entity or "group" (other than Parent or any of its Affiliates) acquiring all or substantially all of the outstanding shares of DMFC Common Stock and DMFC Preferred Stock or all or substantially all of the assets of DMFC or the Company (including through any merger or business combination). Purchasers acknowledge that payment of the $15,000,000 fee requires approval by the Board of Directors of DMFC; DMFC shall hold a meeting of the Board of Directors by February 24, 1997 to consider the fee, and shall notify Purchasers of the Board's determination. If the Board does not approve the payment of the fee, Purchasers may terminate the Agreement, in which event DMFC shall (or shall cause the Company to) pay to Purchasers on the second business day following termination the sum of $2,000,000 as provided above.


                            ARTICLE IX

            CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

           9.1 Conditions Precedent to Obligations of Purchasers. The obligations of Purchasers to consummate the Merger at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                 (a) All representations and warranties of DMFC contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date, and except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects (giving effect to such qualification);

                 (b) DMFC shall have performed and complied with the covenants in sub-sections 6.1(b)(i), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(xvii) and, with respect only to directors of any member of the Del Monte Group who are not officers or employees, 6.1(b)(vii), and DMFC shall have performed and complied with, in all material respects, all other agreements and covenants required by this Agreement to be performed or complied with by DMFC prior to or at the Closing, except that any agreement or covenant that is qualified by materiality or Material Adverse Effect shall have been performed and complied with in all respects (giving effect to such qualification);

                 (c) No Law or Judgment shall be in effect which prohibits or declares illegal the Merger or the other transactions contemplated by this Agreement;

                 (d) The approval of the Merger by the stockholders of DMFC shall have been obtained;

                 (e) All waiting periods specified under the HSR
           Act, and all extensions thereof, the passing of which are necessary for consummation of the Merger, shall have passed;

                 (f) The Purchasers shall have received from DMFC a certificate, signed by an appropriate officer, as to compliance with the conditions set forth in paragraphs
           (a) and (b) of this Section 9.1;

                 (g) The Purchasers shall have received from William R. Sawyers, Proskauer Rose Goetz & Mendelsohn LLP and Ballard Spahr Andrews & Ingersoll legal opinions in form and substance reasonably satisfactory to Purchasers and their counsel with respect to the matters set forth in the first and the third and fourth (except with respect to the Company's Subsidiaries) sentences of Section 4.1, Section 4.2, the first and second sentences of Section 4.3(a),
           Section 4.3(b) and (c), clauses (i), (ii) and (iv) of
           Section 4.4 (except with respect to the Company's Subsidiaries), Section 4.6 and the first sentence of
           Section 4.7 with respect to Proceedings and Judgments;

                 (h) Since the date of this Agreement, no change or circumstance resulting in a Material Adverse Effect shall have occurred;

                 (i) All of the conditions to the funding contemplated by the written commitments from the lenders (the "Lenders") with respect to the financings (the "Financings") to be entered into by Sub in connection with the transactions contemplated by this Agreement, copies of which written commitments have been furnished to DMFC, shall have been satisfied in full or waived and such Lenders shall have provided or made available to Sub the cash contemplated by such Financings;

                 (j) DMFC shall have provided to the Purchasers the statement described in Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the interests in DMFC or the Company are U.S. real property interests for purposes of Section 1445 of the Code. Such statement will be complete, accurate and valid on the Closing Date.
           If such statement is not
           received by or on the Closing Date, DMFC shall withhold all amounts required to be withheld by Section 1445 of the Code; and

                 (k) No Person shall have commenced or threatened to commence any actions or proceedings against a member of the Del Monte Group that challenges or seeks (or would challenge or seek) the recovery of a material amount of damages in connection with the transactions contemplated hereby and that in Purchasers' reasonable judgment presents a material risk of a material adverse judgment or ruling against such member of the Del Monte Group.

           9.2 Conditions Precedent to Obligations of DMFC. The obligation of DMFC to consummate the Merger at the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                 (a) All representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such date;

                 (b) Purchasers shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing, except that any agreement or covenant that is qualified by materiality or Material Adverse Effect shall have been performed and complied with in all respects (giving effect to such qualification);

                 (c) No Law or Judgment shall be in effect which prohibits or declares illegal the Merger or the other transactions contemplated by this Agreement;

                 (d) The approval of the Merger by the
           stockholders of DMFC shall have been obtained;

                 (e) All waiting periods under the HSR Act, and all extensions thereof, the passing of which are required for consummation of the Merger, shall have passed;

                 (f) Purchasers shall have made the payments required by Section 2.5(b);

                 (g) DMFC shall have received from Purchasers a certificate, signed by an appropriate officer of each Purchaser, as to compliance with the conditions set forth in paragraphs (a) and (b) of this Section 9.2;

                 (h) DMFC shall have received from Cleary, Gottlieb, Steen & Hamilton, counsel to Purchasers, a legal opinion in form and substance reasonably satisfactory to DMFC and its counsel with respect to the matters set forth in Sections 5.1, 5.2, clauses
           (i), (ii) and (iv) of 5.3, 5.4 and 5.5(a); and

                 (i) No Person shall have commenced or threatened to commence any actions or proceedings against a member of the Del Monte Group that challenges or seeks (or would challenge or seek) the recovery of a material amount of damages in connection with the transactions contemplated hereby and that in DMFC's reasonable judgment presents a material risk of a material adverse judgment or ruling against such member of the Del Monte Group.


                             ARTICLE X

                            TERMINATION

           10.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

           (a) By the written agreement of each of Purchasers and DMFC; or

           (b) By either Purchasers or DMFC if the Closing shall not have occurred on or prior to June 30, 1997; or

           (c) By Purchasers if, by February 27, 1997, Purchasers shall not have received, and retain, irrevocable proxies substantially in the form of Exhibit A-1 hereto from holders of DMFC Common Stock and DMFC Preferred Stock holding of record at least 66_% of the shares outstanding of each Class of DMFC Common Stock and of each Series of DMFC Preferred Stock (the "66-2/3% Proxies"); provided, however, if by February 27, 1997 W.R. Huff Asset Management Company indicates its consent to the Merger with respect to the shares for which it has voting authority and agrees to use its best efforts to obtain such proxies from the holders of the shares for which it is the investment advisor, including recommending that such holders execute the proxies, W.R. Huff Asset Management Company shall have until March 3, 1997 to deliver such proxies; or

           (d) By Purchasers if, by March 21, 1997, Purchasers shall not have received, and retain, irrevocable proxies substantially in the form of Exhibit A-1 hereto from holders of DMFC Common Stock and DMFC Preferred Stock holding of record at least 90% of the shares outstanding of DMFC Common Stock and shares of DMFC Preferred Stock representing at least 90% of the aggregate liquidation value of all of the DMFC Preferred Stock ; or

           (e) By Purchasers, if more than 5% of the shares outstanding of DMFC Common Stock or shares of DMFC
      Preferred Stock representing more than 5% of the aggregate liquidation value of all of the DMFC Preferred Stock are Dissenting Shares;

           (f) By either DMFC or the Purchasers in the event that any Judgment or Legal Requirement becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party; or

           (g) By any party, at any time, if litigation is brought or threatened to be brought by any Governmental Authority for the purpose of restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

           10.2 Effect of Termination. If this Agreement is terminated as permitted under Section 10.1, such termination shall be without liability of or to any party to this Agreement, or any Affiliate, stockholder, partner, director, officer, employee, agent, servant, consultant or representative of such party, except that termination of this Agreement under this provision shall not relieve any party from any liability for breach of this Agreement prior to the date of termination. Notwithstanding the foregoing, if this Agreement is terminated pursuant to the provisions set forth herein, the provisions set forth in Section 8.4 and Article XI shall survive any such termination.


                            ARTICLE XI
                           MISCELLANEOUS

           11.1 Non-Survival of Representations and Warranties.
No representation or warranty in this Agreement or in the schedules or certificates delivered pursuant to this Agreement shall survive the Closing.

           11.2 Publicity. At all times prior to the Closing, Purchasers, DMFC and the Company shall consult with each other and cooperate in the preparation of any press release or other public disclosure about this Agreement or the proposed transactions contemplated hereby; provided, however, that if this Agreement is terminated in accordance with its terms or the Closing otherwise shall not occur, no party shall issue any press release or make any other public disclosure with respect to such termination or the transactions contemplated by this Agreement without the prior written consent of the other parties hereto; provided further, that any party may make all disclosures required by any applicable Legal Requirement.

           11.3 Costs and Expenses. Except as provided in Section 8.6, whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions provided for hereby. Purchasers hereby agree and acknowledge that, at the Closing, DMFC shall pay (or shall cause the Company to pay) to Morgan Stanley all fees and expenses to which it is entitled in connection with the transactions contemplated hereby, and shall also pay (or shall cause the Company to pay) the fees and estimated expenses of DMFC's other advisors including, without limitation, legal counsel and accountants. Purchasers agree that the reimbursement of all additional expenses of the foregoing parties will be made no later than 25 days following the Closing Date.

           11.4 Notices. All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed),
(b) sent by telegram (other than where original payment or other documents must be delivered) for delivery within 24 hours, or (c) sent by Federal Express, DHL Worldwide Express, or Airborne Courier (for next business day delivery), shipping prepaid, as follows:

                If to Parent and/or Sub, to:

                Texas Pacific Group
                600 California Street, Suite 1850
                San Francisco, CA  94108
                Attention: Jeffrey A. Shaw, Vice President
                Telecopy: (415) 616-0420

                with a copy to:

                Cleary, Gottlieb, Steen & Hamilton
                One Liberty Plaza
                New York, New York  10006
                Attention: Paul J. Shim, Esq.
                Telecopy: (212) 225-3999

                If to DMFC, to:

                Del Monte Foods Company
                One Market
                San Francisco, California  94105
                Attention: David L. Meyers, Chief Financial Officer
                Telecopy: (415) 247-3103

                with a copy to:

                Attention: William R. Sawyers, General Counsel
                Telecopy: (415) 247-3263

                with a copy to:

                Proskauer Rose Goetz & Mendelsohn LLP
                1585 Broadway
                New York, New York  10036
                Attention: Peter G. Samuels, Esq.
                Telecopy: (212) 969-2900


or to such other Persons or addresses as any party hereto may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by telegram, 24 hours after the time sent, or, if sent by Federal Express, DHL Worldwide Express, or Airborne Courier, one business day after such sending.

           11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

           11.6 Entire Agreement. This Agreement (including the exhibits and schedules annexed hereto or referred to herein) and the Confidentiality Agreement dated October 28, 1996 between the parties set forth the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

           11.7 Headings. The headings, section titles and captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience of reference only, shall not be deemed a part of this Agreement and do not qualify or affect in any way the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context otherwise requires.

           11.8 Governing Law. This Agreement shall be governed in all respects, by the laws of the State of New York, including validity, interpretation and effect, without regard to principles of conflicts of law, except to the extent that the laws of the State of Maryland shall specifically and mandatorily apply to the Merger and the rights of stockholders incident thereto.

           11.9 No Third Party Rights; Assignment. This
Agreement, including without limitation Section 7.1 hereof, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except that the provisions of Section 7.2 shall be for the benefit of, and shall be enforceable by each counterparty to the employment agreements referred to in such Section, and the provisions of
Section 7.3 shall be for the benefit of, and shall be enforceable by each Indemnified Party. No party hereto may assign this Agreement or its rights or duties hereunder without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except that either Purchaser may assign its rights and duties to an Affiliate of Purchasers (provided that such assignment shall not release either Purchaser from its obligations hereunder).

           11.10 Waivers and Amendments. This Agreement shall not be amended or modified except by an instrument in writing signed by the party against whom enforcement is sought. No waiver shall be deemed to have been made by any party of any of its rights under this Agreement unless the same shall be in a writing that expressly refers to this Section and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

           11.11 Consent to Jurisdiction. DMFC, Parent and Sub hereby submit themselves and their respective property in any action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the County and City of New York, and the United States of America in the Southern District of New York, and the appellate courts thereof. DMFC, Parent and Sub each consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding is brought in an inconvenient court and agrees not to plead or claim the same. DMFC, Parent and Sub each agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at the address set forth in Section 11.4. DMFC, Parent and Sub agree that nothing in this Section 11.11 shall affect the parties' right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                           [END OF TEXT]

         [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

           IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

DEL MONTE FOODS COMPANY             TPG PARTNERS, L.P.


By: /s/ Thomas E. Gibbons           By: /s/ Carrie Wheeler
   --------------------------          ---------------------------
   Name:                               Name:
   Title:                              Title:


                                    TPG SHIELD ACQUISITION
                                      CORPORATION


                                    By: /s/ Carrie Wheeler
                                       ---------------------------
                                       Name:
                                       Title: